Exhibit 10.28

Execution Copy
REVOLVING CREDIT, GUARANTY, AND SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT)

WITH

ROCKY BRANDS, INC.
LEHIGH OUTFITTERS, LLC
LIFESTYLE FOOTWEAR, INC.
ROCKY BRANDS WHOLESALE LLC,
ROCKY BRANDS INTERNATIONAL, LLC
ROCKY CANADA, INC.

(BORROWERS)

Dated as of October 20, 2010

TABLE OF CONTENTS

I	DEFINITIONS		1
	1.1.	Accounting Terms	1
	1.2.	General Terms	1
	1.3.	Uniform Commercial Code Terms	34
	1.4.	Certain Matters of Construction	35

II	ADVANCES, PAYMENTS		35
	2.1.	Revolving Advances	35
	2.2.	Procedure for Revolving Advances Borrowing	36
	2.3.	Disbursement of Advance Proceeds	39
	2.4.	Amortizing Tranche of Formula Amount	39
	2.5.	Maximum Advances	39
	2.6.	Repayment of Advances	39
	2.7.	Repayment of Excess Advances	40
	2.8.	Statement of Account	40
	2.9.	Letters of Credit	40
	2.10.	Issuance of Letters of Credit	40
	2.11.	Requirements For Issuance of Letters of Credit	41
	2.12.	Disbursements, Reimbursement	42
	2.13.	Repayment of Participation Advances	43
	2.14.	Documentation	43
	2.15.	Determination to Honor Drawing Request	43
	2.16.	Nature of Participation and Reimbursement Obligations	44
	2.17.	Indemnity	45
	2.18.	Liability for Acts and Omissions	45
	2.19.	Cash Collateral	47
	2.20.	Additional Payments	47
	2.21.	Manner of Borrowing and Payment	47
	2.22.	Mandatory Prepayments	49
	2.23.	Use of Proceeds	49
	2.24.	Defaulting Lender	49
	2.25.	Increase of the Maximum Revolving Advance Amount	50
	2.26.	Reduction of the Maximum Revolving Advance Amount	51

III	INTEREST AND FEES		52
	3.1.	Interest	52
	3.2.	Letter of Credit Fees	52
	3.3.	Facility Fee	53
	3.4.	Fee Letter	53
	3.5.	Computation of Interest and Fees	53
	3.6.	Maximum Charges	54
	3.7.	Increased Costs	54
	3.8.	Basis For Determining Interest Rate Inadequate or Unfair	55
	3.9.	Capital Adequacy	56
	3.10.	Gross Up for Taxes	56

i

	3.11.	Withholding Tax Exemption	56
	3.12.	FATCA	57

IV	COLLATERAL: GENERAL TERMS		57
	4.1.	Security Interest in the Collateral	57
	4.2.	Perfection of Security Interest	58
	4.3.	Disposition of Property	58
	4.4.	Preservation of Collateral	59
	4.5.	Ownership of Collateral	59
	4.6.	Defense of Agent’s and Lenders’ Interests	60
	4.7.	Books and Records	60
	4.8.	Reserved	60
	4.9.	Compliance with Laws	61
	4.10.	Inspection of Premises	61
	4.11.	Insurance	61
	4.12.	Failure to Pay Insurance	62
	4.13.	Payment of Taxes	62
	4.14.	Payment of Leasehold Obligations	63
	4.15.	Receivables	63
	4.16.	Inventory	67
	4.17.	Maintenance of Equipment	67
	4.18.	Exculpation of Liability	68
	4.19.	Environmental Matters	68
	4.20.	Financing Statements	70

V	REPRESENTATIONS AND WARRANTIES		70
	5.1.	Authority	70
	5.2.	Formation, Qualification, Equity Interests, Subsidiaries	70
	5.3.	Survival of Representations and Warranties	71
	5.4.	Tax Returns	71
	5.5.	Financial Statements	71
	5.6.	Entity Names	72
	5.7.	O.S.H.A. and Environmental Compliance	72
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default	72
	5.9.	Patents, Trademarks, Copyrights and Licenses	73
	5.10.	Licenses and Permits	73
	5.11.	Default of Indebtedness	74
	5.12.	No Default	74
	5.13.	No Burdensome Restrictions	74
	5.14.	No Labor Disputes	74
	5.15.	Margin Regulations	74
	5.16.	Investment Company Act	74
	5.17.	Disclosure	74
	5.18.	Reserved	74
	5.19.	Conflicting Agreements	75
	5.20.	Application of Certain Laws and Regulations	75
	5.21.	Business and Property of Borrowers	75
	5.22.	Section 20 Subsidiaries	75

	5.23.	Anti-Terrorism Laws	75
	5.24.	Trading with the Enemy	76
	5.25.	Reserved	76
	5.26.	Withholdings and Remittances	76

VI	AFFIRMATIVE COVENANTS		76
	6.1.	Payment of Fees	76
	6.2.	Conduct of Business and Maintenance of Existence and Assets	77
	6.3.	Reserved	77
	6.4.	Government Receivables	77
	6.5.	Fixed Charge Coverage Ratio	77
	6.6.	Execution of Supplemental Instruments	77
	6.7.	Payment of Indebtedness	77
	6.8.	Standards of Financial Statements	78
	6.9.	Reserved	78

VII	NEGATIVE COVENANTS		78
	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	78
	7.2.	Creation of Liens	78
	7.3.	Guarantees	78
	7.4.	Investments	78
	7.5.	Loans	79
	7.6.	Reserved	79
	7.7.	Dividends	79
	7.8.	Indebtedness	79
	7.9.	Nature of Business	80
	7.10.	Transactions with Affiliates	80
	7.11.	Reserved	80
	7.12.	Subsidiaries	80
	7.13.	Fiscal Year and Accounting Changes	80
	7.14.	Pledge of Credit	80
	7.15.	Amendment of Articles of Incorporation, By-Laws, Certificate of Formation, Operating Agreement; Change of Name	80
	7.16.	Compliance with ERISA	81
	7.17.	Prepayment of Indebtedness	81
	7.18.	Anti-Terrorism Laws	81
	7.19.	Membership/Partnership Interests	81
	7.20.	Trading with the Enemy Act	81

VIII	CONDITIONS PRECEDENT		81
	8.1.	Conditions to Initial Advances	81
	8.2.	Conditions to Each Advance	84

IX	INFORMATION AS TO BORROWERS		85
	9.1.	Disclosure of Material Matters	85
	9.2.	Schedules	85
	9.3.	Environmental Reports	86
	9.4.	Litigation	86
	9.5.	Material Occurrences	86

	9.6.	Government Receivables	86
	9.7.	Annual Financial Statements	86
	9.8.	Reserved	87
	9.9.	Monthly Financial Statements	87
	9.10.	Other Reports	87
	9.11.	Additional Information	87
	9.12.	Projected Operating Budget	87
	9.13.	Variances From Operating Budget	88
	9.14.	Notice of Suits, Adverse Events	88
	9.15.	ERISA Notices and Requests	88
	9.16.	Additional Documents	89
	9.17.	Cash Reporting; Liquidity Calculation	89

X	EVENTS OF DEFAULT		89
	10.1.	Nonpayment	89
	10.2.	Breach of Representation	89
	10.3.	Financial Information	89
	10.4.	Judicial Actions	90
	10.5.	Noncompliance	90
	10.6.	Judgments	90
	10.7.	Bankruptcy	90
	10.8.	Inability to Pay	90
	10.9.	Reserved	90
	10.10.	Lien Priority	90
	10.11.	Cross Default	91
	10.12.	Breach of Guaranty	91
	10.13.	Change of Control	91
	10.14.	Invalidity	91
	10.15.	Licenses	91
	10.16.	Seizures	91
	10.17.	Operations	92

XI	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		92
	11.1.	Rights and Remedies	92
	11.2.	Agent’s Discretion	93
	11.3.	Setoff	94
	11.4.	Appointment of Receiver	94
	11.5.	Rights and Remedies not Exclusive	95
	11.6.	Allocation of Payments After Event of Default	95

XII	WAIVERS AND JUDICIAL PROCEEDINGS		96
	12.1.	Waiver of Notice	96
	12.2.	Delay	96
	12.3.	Jury Waiver	97

XIII	EFFECTIVE DATE AND TERMINATION		97
	13.1.	Term	97
	13.2.	Termination	97

XIV	REGARDING AGENT		98
	14.1.	Appointment	98
	14.2.	Nature of Duties	98
	14.3.	Lack of Reliance on Agent and Resignation	99
	14.4.	Certain Rights of Agent	99
	14.5.	Reliance	99
	14.6.	Notice of Default	100
	14.7.	Indemnification	100
	14.8.	Agent in its Individual Capacity	100
	14.9.	Delivery of Documents	100
	14.10.	Borrowers’ Undertaking to Agent	100
	14.11.	No Reliance on Agent’s Customer Identification Program	101
	14.12.	Other Agreements	101
	14.13.	Delegation	101

XV	BORROWING AGENCY		101
	15.1.	Borrowing Agency Provisions	101
	15.2.	Waiver of Subrogation	102
	15.3.	Cross Guaranty	102
	15.4.	Subordination	103
	15.5.	No Disposition	103

XVI	MISCELLANEOUS		103
	16.1.	Governing Law	103
	16.2.	Entire Understanding	104
	16.3.	Successors and Assigns; Participations; New Lenders	106
	16.4.	Application of Payments	108
	16.5.	Indemnity	109
	16.6.	Notice	109
	16.7.	Survival	111
	16.8.	Severability	111
	16.9.	Expenses	112
	16.10.	Injunctive Relief	112
	16.11.	Consequential Damages	112
	16.12.	Captions	112
	16.13.	Counterparts; Facsimile Signatures	112
	16.14.	Construction	112
	16.15.	Confidentiality; Sharing Information	113
	16.16.	Publicity	113
	16.17.	Certifications From Banks and Participants; US PATRIOT Act	113
	16.18.	Language	113
	16.19.	Judgment Currency	114

v

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 4.15(j)	US Assignment
Exhibit 8.1(i)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2(a)	Permitted Encumbrances
Schedule 4.5	Property, Equipment, Books & Records, and Inventory Locations
Schedule 4.11	Insurance
Schedule 4.15(c)	Chief Executive Offices
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 4.15(j)	Government Contracts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Equity Interests; Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.5(a)	Financial Projections
Schedule 5.6	Prior Names
Schedule 5.7	OSHA and Environmental Compliance
Schedule 5.8(d)	ERISA Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.12	Material Contracts
Schedule 5.14	Labor Disputes
Schedule 7.3	Guarantees
Schedule 7.8	Existing Indebtedness

REVOLVING CREDIT, GUARANTY, AND SECURITY AGREEMENT

Revolving Credit, Guaranty, and Security Agreement dated as of October 20, 2010 among Rocky Brands, Inc., an Ohio corporation (“Parent”), Lehigh Outfitters, LLC, a Delaware limited liability company (“Lehigh”), Lifestyle Footwear, Inc., a Delaware corporation (“Lifestyle”), Rocky Brands Wholesale LLC, a Delaware limited liability company (“Rocky Wholesale”), Rocky Brands International, LLC, an Ohio limited liability company (“Rocky International”), and Rocky Canada, Inc., a corporation formed under the laws of the Province of Ontario (“Rocky Canada”) (Parent, Lehigh, Lifestyle, Rocky Wholesale, Rocky International, and Rocky Canada, collectively, the “Borrowers” and individually a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I             DEFINITIONS.

1.1.           Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended December 31, 2009.

1.2.           General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“Access Agreement Locations” shall mean the premises leased by a Borrower in Canada, Puerto Rico, Houston, Texas, Green Bay, Wisconsin and Columbia, South Carolina and listed on Schedule 4.5.

“Account Control Notice” shall have the meaning set forth in Section 4.15(h)(ii).

 “Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(iii).

“Advances” shall mean and include the Revolving Advances and Letters of Credit.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 20% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

 “Agreement” shall mean this Revolving Credit, Guaranty, and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus 1/2 of 1% and (iii) the Daily LIBOR Rate plus 1%.  For purposes of this definition, “Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day.  For the purposes of this definition, “Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by Agent and used by Agent generally for determining the eurodollar rate charged to commercial lending customers).

“Amortizing Tranche” shall mean the portion of the Formula Amount calculated in accordance with to Section 2.1(a)(y)(v)(A).

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced), the Proceeds of Crime (Money Laundering), Terrorist Financing Act (Canada), the Foreign Extraterritorial Measures Act (Canada), and the respective regulations promulgated thereunder.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

 “Applicable Margin” for Revolving Advances shall mean, commencing as of the Closing Date, 1.75% per annum for Eurodollar Rate Loans and 0% per annum for Domestic Rate Loans.  Thereafter, effective as of the fifth (5th) Business Day after receipt by Agent of a Liquidity Calculation for the fiscal quarter ending December 31, 2010, and thereafter upon receipt of a Liquidity Calculation for each subsequent fiscal quarter (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Quarterly Liquidity of Borrowers during the fiscal quarter ending immediately prior to the applicable Adjustment Date:

Quarterly Liquidity	Applicable Margins for Eurodollar Rate Loans	Applicable Margins for Domestic Rate Loans

≥ $17,500,000	1.50%	- 0.25%

< $17,500,000 but ≥ $10,000,000	1.75%	0%

< $10,000,000	2.00%	0.25%

If the Borrowers shall fail to deliver a Liquidity Calculation for any fiscal quarter on or before the fifth (5th) Business Day of the following fiscal quarter, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such Liquidity Calculation, at which time the rate will be adjusted prospectively based upon the Quarterly Liquidity reflected in such Liquidity Calculation.

No downward adjustment of any Applicable Margin shall occur if, at the time such downward adjustment would otherwise be made, there shall exist any Event of Default, provided that such downward adjustment shall be made on the first (1st) day of the month after the date on which the applicable Event of Default shall have been waived by Agent in writing. During any period which an Event of Default exists, the Applicable Margin(s) shall adjust to the highest Applicable Margin(s) set forth above upon direction of the Agent or the Required Lenders.

If the Agent determines that (a) the Liquidity Calculation as of any applicable date was inaccurate or otherwise is not consistent with Agent’s calculation of Quarterly Liquidity, which calculation of Agent shall control in the event of any inconsistency, and (b) Agent’s determination of the Quarterly Liquidity would have resulted in different pricing for any period, then (y) if Agent’s determination of the Quarterly Liquidity would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to the Agent, promptly upon demand by the Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (z) if Agent’s determination of the Quarterly Liquidity would have resulted in lower pricing for such period, Borrowers shall be entitled to a credit against interest or fees accruing after the date of determination; provided, that, if Agent’s determination of the Quarterly Liquidity would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods, then the amount payable by the Borrowers pursuant to clause (y) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Bank Products Obligations” shall have the meaning set forth in the definition of Obligations.

“Bankruptcy Code” shall mean: (a) title 11 of the United States Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada), (d) the Winding-Up and Restructuring Act (Canada), as applicable, or any similar legislation in a relevant jurisdiction, in each case as in effect from time to time.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a defined benefit pension plan under Canadian Employee Benefit Laws for which any Borrower or any ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) or has held equivalent status under Canadian Employee Benefit Laws within the past six (6) years.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h)(i).

“Blocked Account Agreement” shall have the meaning set forth in Section 4.14(h)(ii).

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h)(i).

“Blocked Person” shall have the meaning set forth in Section 5.23(b).

“Board of Directors” shall mean the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons, and any Person that shall join this Agreement as a Borrower hereunder.

 “Borrowers’ Account” shall have the meaning set forth in Section 2.8.

“Borrowing Agent” shall mean Parent.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the Chief Executive Officer, Chief Financial Officer or Controller of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey, and, if the applicable Business Day relates to Rocky Canada, in Toronto, Ontario, and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

"Canadian Dollar" and "CDN$" shall mean lawful currency of Canada.

"Canadian Employee Benefit Laws" means the Canadian Income Tax Act, the Pension Benefits Standards Act 1985 (Canada), the Employment Insurance Act (Canada), the Pension Benefits Act (Ontario), the Workplace Safety and Insurance Act 1997 (Ontario), the Occupational Health and Safety Act (Ontario) and the Employment Standards Act 2000 (Ontario), and in each case the regulations thereunder, and any federal, provincial or local counterparts or substantial equivalents relating to employee benefits, in each case, as amended from time to time.

“Canadian Income Tax Act” shall mean the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supp.), as amended and the regulations thereunder.

“Canadian Pension Plan” shall mean a pension plan or plan that is a “registered pension plan” as defined in the Canadian Income Tax Act or is subject to the funding requirements of applicable pension benefits legislation in any Canadian jurisdiction and is applicable to employees or former employees resident in Canada of Rocky Canada.

"Canadian Security Document" shall mean the General Security Agreement, dated as of the Closing Date, between Rocky Canada and Agent, as the same may be or may have been supplemented, amended, modified or restated from time to time.

“Canadian Union Plan” shall mean any pension plan for the benefit of employees or former employees resident in Canada of Rocky Canada which is not maintained, sponsored or administered by Rocky Canada, but to which Rocky Canada is or was required to contribute pursuant to a collective agreement or participation agreement.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Period” shall mean any period commencing upon the occurrence of a Triggering Event and ending upon the occurrence of a related Satisfaction Event.

“Cash Equivalents” shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the government of Canada or the United States or issued by any agency thereof and backed by the full faith and credit of Canada or the United States, as the case may be, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any province or territory of Canada or any state of the United States or any political subdivision of any such province, territory or state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”) or such other comparable rating companies in Canada, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s or such other comparable rating companies in Canada, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of Canada, or the United States or any state thereof, having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand deposit accounts maintained with any bank organized under the laws of the United States or any state thereof or the laws of Canada so long as the amount maintained with any individual bank is less than or equal to the maximum amount insured by the Federal Deposit Insurance Corporation or the Canada Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“CCR” shall have the meaning set forth in Section 4.15(j)(iv).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

 “Change of Control” shall mean (a) other than between or among Borrowers, any merger or consolidation of or with any Borrower or sale of all or substantially all of the property or assets of any Borrower, or (b) that any Person, together with its Affiliates, acquires Equity Interests in Parent in one or more transactions such that they collectively own or control, directly or indirectly, greater than or equal to 50% of the Equity Interests of Parent, or (c) that Parent ceases to own, directly or indirectly, and control 100% of the outstanding Equity Interests of (i) each of the other Borrowers and (ii) each of its Subsidiaries, provided that, with respect to any Foreign Subsidiary, a Change of Control shall not occur so long as Parent owns the greater of either 95% of the outstanding Equity Interests of such Foreign Subsidiary, or the largest percentage of such Equity Interests which may be owned by Parent under the laws of the jurisdiction in which such Foreign Subsidiary is organized.

 “Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, Liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, or any Borrower, Guarantor, or any of their respective Subsidiaries.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include:

(a)           all Receivables other than Excluded Receivables;

(b)           all Equipment;

(c)           all General Intangibles;

(d)           all Inventory;

(e)           all Investment Property;

(f)           all Eligible Real Property;

(g)           all Subsidiary Stock;

(h)           the Leasehold Interests;

(i)           all of each Borrower’s and Guarantor’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s and Guarantor’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower or Guarantor from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Borrower’s and Guarantor’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, documents of title, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Borrower or Guarantor, all real and personal property of third parties in which either has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower or Guarantor has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower or Guarantor;

(j)           all of each Borrower’s and Guarantor’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or Guarantor or in which it has an interest other than as licensee), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), (h) or (i) of this Paragraph; and

(k)           all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) in whatever form, including, but not limited to:  cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include the following (collectively, the “Excluded Property”):

(i)            any Borrower’s or Guarantor’s rights or interests in or under any license, contract or agreement to the extent, but only to the extent that such a grant would, under the terms of such license, contract or agreement, constitute or result in (i) the abandonment, invalidation or unenforceability of any material right, title or interest of such Borrower or Guarantor therein, or (ii) a breach, termination, or a default under such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or pursuant to the PPSA of any relevant jurisdiction or any other Applicable Law (including any bankruptcy or insolvency laws) or principles of equity), provided that (A) immediately upon either an insolvency event of default or the ineffectiveness, lapse or termination of any such term, the Collateral shall include, and such Borrower or Guarantor shall be deemed to have granted a security interest as of the closing date in, all such rights and interests as if such term had never been in effect, and (B) to the extent that any such lease, license, contract or agreement would otherwise constitute Collateral (but for the provisions of this paragraph), all receivables from each Borrower’s or Guarantor’s performance under such license, contract or agreement and all proceeds resulting from the sale or disposition by each Borrower or Guarantor of any rights of each Borrower or Guarantor under such license, contract or agreement shall constitute Collateral,

(ii)            Investment Property constituting Equity Interests of any Foreign Subsidiary (other than Rocky Canada which shall be subject to a pledge of 100% of its Equity Interests) of any Borrower or Guarantor; provided that the Agent shall have a Lien upon 65% of the Equity Interests of each such Foreign Subsidiary,

(iii)           any Real Property which is not Eligible Real Property, and

(iv)           the trademark applications, trade names, and trademarks of the Borrowers or Guarantors.

 “Collateral Access Agreement” shall mean an agreement in form and substance satisfactory to the Agent in its Permitted Discretion which is executed in favor of Agent by (a) a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive or subordinate lien rights and authorize Agent from time to time to enter upon the premises to access, inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Collateral, or (b) a Person who has possession, custody or control of Collateral and by which such Person shall waive lien rights and agree to grant Agent access to the Collateral upon request and to follow the instructions of Agent with respect to the disposition of such Collateral.

“Collection Accounts” shall have the meaning set forth in Section 4.15(h)(i).

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(c) or (d).

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate to be signed by the Chief Financial Officer or Controller of Borrowing Agent, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto a calculation of the Fixed Charge Coverage Ratio for the periods required by Sections 9.7 and 9.9.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state, provincial or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

 “Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b).

"Deemed Credit Request" shall have the meaning set forth in Section 2.2(b).

 “Default” shall mean an event, circumstance, default, or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1(c).

“Defaulting Lender” shall have the meaning set forth in Section 2.24(a).

 “Designated Lender” shall have the meaning set forth in Section 16.2(c).

“Documents” shall have the meaning set forth in Section 8.1(c).

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

"Domestic Subsidiary" shall mean any direct or indirect Subsidiary of a Person that is organized under the laws of any state of the United States or the District of Columbia (other than an indirect Subsidiary of a Person which is a direct or indirect Subsidiary of another Subsidiary which is not organized under such laws)

“Drawing Date” shall have the meaning set forth in Section 2.12(b).

 “Earnings Before Interest and Taxes” shall mean for any period, for Parent and its Subsidiaries on a consolidated basis, the sum of (i) net income (or loss) for such period (excluding extraordinary gains and losses), plus (ii) all interest expense for such period, plus (iii) all charges against income for such period for federal, state and local taxes.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period.

“Eligible Finished Goods Inventory” shall mean and include finished goods Inventory, with respect to each Borrower, valued at the lower of cost or market, determined on a first-in-first-out basis, which is not, in Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance).  In addition, Inventory shall not be Eligible Finished Goods Inventory if it (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (b) constitutes Consigned Inventory, (c) is the subject of an Intellectual Property Claim; (d) is subject to a License Agreement or other agreement that in any material respect limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; (e) is situated at a location not listed on Schedule 4.5 as of the Closing Date or is situated at an Access Agreement Location and no Collateral Access Agreement is in effect in favor of Agent unless a rent reserve has been established by Agent with respect thereto, (f) unless it is Eligible In-Transit Finished Goods Inventory, it is located outside the continental United States, Canada, or Puerto Rico, or at a location that is not listed on Schedule 4.5, provided that, finished goods Inventory located in Puerto Rico may only constitute Eligible Finished Goods Inventory to the extent that the total amount of Eligible Raw Materials Inventory located in Puerto Rico and Eligible Finished Goods Inventory located in Puerto Rico included in the Formula Amount (after application of the Finished Goods Inventory Advance Rate) would not exceed $2,000,000 at any time.  Eligible Finished Goods Inventory shall not include Inventory being acquired pursuant to a trade Letter of Credit (other than any trade Letter of Credit issued hereunder) to the extent such trade Letter of Credit remains outstanding.

“Eligible Government Receivable” shall have the meaning provided in the definition of “Eligible Receivables”.

“Eligible In-Transit Finished Goods Inventory” shall include Inventory: (a) which title has passed to a Borrower, (b) which is insured to the full value thereof with Agent as lender loss payee under the applicable insurance policy and evidence of such insurance has been provided to Agent, (c) which is in-transit with a carrier to a facility listed on Schedule 4.5, (d) which would otherwise be Eligible Finished Goods Inventory except for its location, (e) for which Agent or the customs broker or other representative shall have in its possession (i) a true and correct copy of the bill of lading and other shipping documents for such inventory, (ii) (A) if the applicable bill of lading is non-negotiable and the Inventory is in transit within the United States, a duly executed Collateral Access Agreement from the applicable customs broker for such Inventory, or all related unpaid freight charges and customs duties related to such shipment shall be reserved for, (B) if the applicable bill of lading is negotiable, confirmation that the bill is issued in the name of a Borrower and consigned to the order of the Agent or an agent thereof, and an acceptable agreement has been executed with a Borrower’s customs broker, in which the customs broker or other representative agrees that it is holding possession of the negotiable bill as agent for the Agent and will grant the Agent access to the Inventory, (f) for which the carrier is not an Affiliate of the applicable vendor or supplier of the Inventory, and (g) the customs broker is not an Affiliate of a Borrower; provided however that, in each case, all related unpaid freight charges and customs duties related to such shipment shall be reserved for unless a lien waiver among the applicable Borrower, the applicable customs broker, freight carrier, shipping company or shipping agent, as the case may be, and Agent has been executed and delivered to the Agent, in each case in form and substance satisfactory to the Agent in its Permitted Discretion, and provided further that, the inclusion of such Inventory in the Formula Amount shall not cause the total amount of Eligible In-Transit Finished Goods Inventory in the Formula Amount (after application of the Finished Goods Inventory Advance Rate) to exceed $8,000,000 at any time.

 “Eligible Inventory” shall mean collectively Eligible Finished Goods Inventory, Eligible Raw Material Inventory, and Eligible In-Transit Finished Good Inventory.

“Eligible Raw Materials Inventory” shall mean and include raw materials Inventory with respect to each Borrower, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance).  In addition, Inventory shall not be Eligible Raw Materials Inventory if it (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (b) constitutes Consigned Inventory, (c) is the subject of an Intellectual Property Claim; (d) is subject to a License Agreement or other agreement that in any material respect limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; (e) is situated at a location not listed on Schedule 4.5 as of the Closing Date, or is situated at an Access Agreement Location and no Collateral Access Agreement is in effect in favor of Agent unless a rent reserve has been established by Agent with respect thereto, (f) is located outside the continental United States, Canada, or Puerto Rico, or at a location that is not listed on Schedule 4.5, provided that, raw material Inventory located in Puerto Rico may only constitute Eligible Raw Material Inventory to the extent that the total amount of Eligible Raw Materials Inventory located in Puerto Rico and Eligible Finished Goods Inventory located in Puerto Rico included in the Formula Amount (after application of the Raw Materials Inventory Advance Rate) would not exceed $2,000,000 at any time.  Eligible Raw Materials Inventory shall not include Inventory being acquired pursuant to a trade Letter of Credit to the extent such trade Letter of Credit remains outstanding.

“Eligible Real Property” means any Borrower’s Real Property satisfying the following requirements, as determined by Agent: (a) fee title is vested in such Borrower, free and clear of all Liens other than Permitted Encumbrances, (b) Borrower has executed and delivered to Agent a Mortgage in form and substance acceptable to Agent in its Permitted Discretion, and such Mortgage has been recorded to create a valid and enforceable first priority Lien in favor of Agent for the benefit of itself and the Lenders on such Real Property, (c) Agent shall have received an ALTA mortgagee’s title policy (2006 form) with respect to the Mortgage on such Real Property with no exceptions other than Permitted Encumbrances and otherwise in form and substance acceptable to Agent in its Permitted Discretion, (d) Agent shall have received an ALTA survey of such Real Property prepared and certified to Agent, applicable title insurance company, and the applicable title insurance agency by a surveyor acceptable to Agent including such Table A items as Agent shall reasonably request, (e) Agent shall have received an opinion of counsel in the state in which such Real Property is located in form and substance and from counsel satisfactory to Agent in its Permitted Discretion, (f) Agent shall have received an environmental assessment with respect to such Real Property specified by Agent from firm(s) satisfactory to Agent, which assessment shall indicate that such Real Property is not subject to any recognized environmental condition and shall otherwise be acceptable to Agent in its Permitted Discretion, (g) Agent shall have received an independent flood plain certificate indicating that such Real Property and improvements are not located in a flood hazard area, or if in such an area, evidence of flood insurance acceptable to Agent, (h) Agent shall have received an appraisal of the as-is fair market value of such Real Property in form and substance and from an appraiser satisfactory to Agent in its Permitted Discretion, and (i) Agent shall have received such other information, documentation, and certifications with respect to such Real Property as may be reasonably required by Agent.

 “Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate.  A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence reasonably satisfactory to Agent.  In addition, no Receivable shall be an Eligible Receivable if:

(a)           it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b)           for Receivables with payment terms of thirty (30) days or less, it is due or unpaid more than the sooner of sixty (60) days after the original due date or ninety (90) days after the original invoice date;

(c)           for Receivables with payment terms of greater than thirty (30) days but not in excess of sixty (60) days, it is due or unpaid more than the sooner of sixty (60) days after the original due date or one hundred twenty (120) days after the original invoice date;

(d)           for Receivables with payment terms of greater than sixty (60) days, it is due or unpaid more than the sooner of thirty (30) days after the original due date or one hundred eighty (180) days after the original invoice date;

(e)           fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder;

(f)           any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect;

(g)           the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal or foreign bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief or reorganization of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(h)           the sale is to a Customer outside the continental United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(i)           the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(j)            Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(k)           the Customer is the United States, any state, territory, or any department, agency or instrumentality of any of them, provided that such a Receivable may be an Eligible Receivable if (a) such Receivable would otherwise qualify as an Eligible Receivable, (b) such Receivable has payment terms of thirty (30) days or less, and (c) the applicable Borrower complies with Section 4.15(j) with respect to such Receivable (each an “Eligible Government Receivable”);

(l)           the Receivable is an Eligible Government Receivable and would cause the total amount of Eligible Government Receivables in the Formula Amount (after application of the Receivables Advance Rate) to exceed $2,500,000 at any time, but only to the extent of such excess;

(m)           the Customer is the government of Canada, any province, territory, or any department, agency or instrumentality of any of them;

(n)           the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(o)           the Receivable would cause the total amount of Eligible Receivables due from a specific Customer to constitute more than ten percent (10%) of all Eligible Receivables of Borrowers, but only to the extent of such excess;

(p)           the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason, but only to the extent of any such offset, deduction, defense, or other dispute;

(q)           the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(r)           any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(s)           such Receivable is not payable to a Borrower;

(t)           such Receivable is not otherwise satisfactory to Agent as determined by Agent in its Permitted Discretion; or

(u)           such Receivable is an Excluded Receivable.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d).

“Environmental Laws” shall mean all federal, state, provincial, and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, provincial, and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

"Equivalent Amount" shall mean, on any date, the amount of Dollars into which Canadian Dollars may be converted based on such conversion rate or rates as may from time to time be available to Agent in its usual and customary practices for such currencies on such date.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternative Source”), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date.  Agent shall give prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X.

 “Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

“Excluded Property” shall have the meaning set forth in the definition of Collateral.

“Excluded Receivables” shall mean any Receivable owing by a Customer that is a Blocked Person or that arises out of a transaction or activity that would violate the Trading with the Enemy Act.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by Agent and used by Agent generally for determining the daily federal funds open rate at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

 “Federal Assignment of Claims Act” shall mean the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq., as the same now exists or may from time to time hereafter be amended, modified, recodified, or supplemented, together with all rules, regulations, and interpretations thereunder or related thereto.

“Fee Letter” shall mean the fee letter dated as of the Closing Date among PNC and the Borrowers.

“FEMA” shall have the meaning set forth in Section 5.23(d).

“Finished Goods Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii).

“Fixed Charge Coverage Ratio” shall mean and include for any fiscal period, for Parent and its Subsidiaries on a consolidated basis, the ratio of (a) EBITDA, plus non-cash charges against net income other than write-downs of Eligible Accounts, Eligible Inventory and Eligible Real Property, minus Unfinanced Capital Expenditures made, minus expenses for income or franchise taxes included as an expense in the determination of net income (other than any provision for deferred taxes), minus payment of deferred taxes relating to income and franchise taxes accrued in any prior period, to (b) Senior Debt Payments made, plus the amount of each reduction to the Amortizing Tranche required under Section 2.4, plus dividends paid by Parent, plus aggregate payments made on account of pension-related obligations to the extent not deducted as an expense in the determination of EBITDA during such fiscal period, all for the same fiscal period.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

 “Formula Amount” shall have the meaning set forth in Section 2.1(a)(y).

 “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“GECC Loan” shall have the meaning set forth in Section 2.23.

“General Intangibles” shall mean and include as to each Borrower all of such Borrower’s general intangibles or intangibles (other than trademark applications, trade names and trademarks), whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables, trademark applications, trade names and trademarks).

 “Governmental Acts” shall have the meaning set forth in Section 2.17.

“Governmental Body” shall mean any nation or government, any state, province, or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.   As of the Closing Date, there are no Guarantors.

“Guarantor Security Agreement” shall mean any Security Agreement executed by any Guarantor in favor of Agent securing the Guaranty of such Guarantor, in form and substance satisfactory to Agent and such Guarantor.

“Guaranty” shall mean any guaranty of the obligations of Borrowers executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent and such Guarantor.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d).

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et  seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state or provincial law, and any other applicable Federal, provincial, and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Agreement” shall mean any and all transactions, agreements, or documents now existing or hereafter entered into by any Borrower that provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrowers’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Hedge”.

 “Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise, customer deposits, trade payables and other accrued expenses and liabilities incurred in the Ordinary Course of Business (not constituting Indebtedness for borrowed money)) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and  all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.  Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other national, state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, or proceedings seeking reorganization, arrangement, liquidation, or other similar relief.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim that the ownership, use, marketing, sale or distribution of any Inventory or Intellectual Property violates any ownership of or right to use any Intellectual Property of such Person which results in a cease and desist order with respect to such Inventory or Intellectual Property or the practical equivalent of such an order.

“Intercompany Obligations” shall have the meaning set forth in Section 15.4.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(c).

 “Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

 “Investment Property” shall mean and include as to each Borrower, all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Leasehold Interests” shall mean all of each Borrower’s right, title and interest in and to the premises leased by each Borrower.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender-Provided Hedge” shall mean a Hedge Agreement with any Lender and with respect to which the Agent confirms meets the following requirements:  (i) it is documented on a standard International Swap Dealer Association Agreement or other form agreement acceptable to Agent, (ii) it provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (iii) it is entered into for hedging (rather than speculative) purposes.  The liabilities of any Borrower to the provider of any Lender-Provided Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under each Guaranty and secured obligations hereunder, and otherwise treated as Obligations for purposes of each of the Other Documents.  The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d).

“Letter of Credit Sublimit” shall mean $7,500,000.

“Letters of Credit” shall have the meaning set forth in Section 2.9.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property of such Licensor in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent and such Licensor, by which Agent is given the right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, hypothec, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code, the PPSA, or comparable law of any jurisdiction.

“Liquidity Calculation” shall mean a calculation by Borrowing Agent of the Quarterly Liquidity of Borrowers using Agent’s on-line Collateral monitoring system and including both a schedule of the amount of Qualified Cash as of the end of each Business Day during the applicable fiscal quarter and the amount owing to Borrowers’ trade creditors which are 60 days or more past due as of the end of such quarter, executed by the Chief Executive Officer, Chief Financial Officer or Controller of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Quarterly Liquidity and calculation thereof as of the date of such certificate.

 “Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, or properties of the Borrowers, and their respective Subsidiaries taken as a whole, (b) the ability of the Borrowers taken as a whole to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, taken as a whole, or Agent’s Liens on the Collateral or the priority of such Liens or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement, or under any Other Document in any material respect.

“Material Contract” shall mean, with respect to any Person, each contract or agreement to which such Person or any of its Subsidiaries is a party, the loss, termination or modification of which could reasonably be expected to result in a Material Adverse Effect.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

 “Maximum Revolving Advance Amount” shall mean $70,000,000.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d).

“Mortgage” shall mean collectively the mortgages on the Eligible Real Property securing the Obligations together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

 “Note” shall mean any Revolving Credit Note.

“Obligations” shall mean and include: (a) any and all Indebtedness, loans, advances, debts, liabilities, guaranties, obligations, covenants and duties owing by any Borrower or Guarantor to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender under this Agreement and the Other Documents, including any Lender-Provided Hedge, of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower or Guarantor, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), plus (b) any and all Indebtedness, liabilities, debts or advances arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements (such Indebtedness, liabilities, debts or advances described in this clause (b), the “Bank Products Obligations”), and, in the case of both clauses (a) and (b), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower or Guarantor to Agent or Lenders to perform acts or refrain from taking any action.

“Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date.

 “Other Documents” shall mean any Mortgage, any Note, the Fee Letter, any Guaranty, the Canadian Security Document, any Guarantor Security Agreement, any Lender-Provided Hedge and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(d).

“Parent” is defined in the preamble.

“Parent and its Subsidiaries on a consolidated basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Parent and its respective Subsidiaries.

 “Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.12(d).

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payee” shall have the meaning set forth in Section 3.10.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Permitted Acquisition” shall mean any acquisition made by any Borrower or Subsidiary of a Borrower, provided, that:

(a)          immediately before and after the consummation of such acquisition, no Default or Event of Default shall have occurred and be continuing;

(b)          Borrowing Agent shall have furnished to Agent at least ten (10) Business Days (or such shorter period as permitted by Agent in its reasonable discretion) prior to the consummation of such acquisition;

(i)	written notice of such proposed acquisition;

(ii)
a term sheet and/or commitment letter, executed if available, setting forth in reasonable detail the terms and conditions of such acquisition and, at the request of Agent, such other information and documents that Agent may reasonably request;

(iii)
pro forma consolidated financial statements for the twelve (12) month period immediately following the expected date of the consummation of such acquisition, presented in accordance with GAAP, taking into consideration such acquisition and funding of all loans in connection therewith;

(iv)
a certificate of Borrowing Agent’s chief financial officer demonstrating, on a pro forma basis, (x) compliance with the Fixed Charge Coverage Ratio for one (1) year following the consummation of such acquisition, and (y) Undrawn Availability, plus Qualified Cash of no less than $10,000,000 immediately prior to and after giving effect to such acquisition and the Revolving Advances to be funded in connection therewith.  The calculation of Undrawn Availability for purposes of clause (y) herein shall exclude any and all of the acquired (or to be acquired) assets of any Person unless Agent has first completed field exams and appraisals (to the extent deemed necessary by the Agent in its sole discretion) relating to such assets with results satisfactory to the Agent in its Permitted Discretion and such assets are otherwise Eligible Inventory or Eligible Receivables;

(v)	copies of all financial information presented to the Board of Directors in connection with such acquisition;

(c)           all property to be so acquired in connection with such acquisition shall be free and clear of any and all Liens, except for Permitted Encumbrances (and if any such property is subject to any Lien not permitted by this clause (c), then concurrently with such acquisition such Lien shall be released);

(d)           the Subsidiary to be acquired or formed as a result of such acquisition shall be, in the reasonable judgment of the Borrowers, engaged in the same line of business or a business ancillary, complementary or reasonably related thereto of the Borrowers and such Subsidiary will be a direct wholly-owned Subsidiary of a Borrower, provided that such Subsidiary may be an indirect wholly-owned Subsidiary of a Borrower if the Agent consents in writing, provided further that any such business would not subject the Agent or any Lender to regulatory or third-party approvals in connection with the exercise of its rights and remedies under this Agreement or any Other Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such acquisition;

(e)           such acquisition shall be effected in such a manner so that the acquired Equity Interests or assets (if an asset acquisition) are owned by a Borrower and, if effected by merger, amalgamation, or consolidation involving a Borrower, the continuing or surviving Person shall be a Borrower;

(f)           such acquisition shall have been approved by the board of directors or other governing body of the Person whose Equity Interests or assets are proposed to be acquired to the extent required by the governing documents of the Person whose Equity Interests or assets are proposed to be acquired or by Applicable Law;

(g)           Agent shall be satisfied that all acts necessary to perfect Agent’s Liens in the assets acquired by any Borrower, Guarantor or Domestic Subsidiary have been taken; provided that, in the case of an acquisition of assets constituting Equity Interests, Agent’s Liens shall be perfected with respect to the Equity Interests in and the assets of the acquired Person (other than in the case of a Foreign Subsidiary, where Agent shall have a perfected Lien upon 65% of the Equity Interests of such Foreign Subsidiary only);

(h)           all or substantially all of the business and assets of the entity being acquired are located in the United States, Canada, Puerto Rico or other country acceptable to Agent;

(i)            the Purchase Price for such acquisition shall not individually or in the aggregate with all other acquisitions during any calendar year exceed $20,000,000, provided, that in connection with any Permitted Acquisitions, such amounts shall be increased on a dollar for dollar basis by the amount of Purchase Price paid from the actual proceeds of the issuance of Equity Interests by any Borrower; and

(j)            nothing contained in this definition of Permitted Acquisition shall permit a Borrower to make any acquisition prohibited by any other provision of this Agreement.

“Permitted Advances” shall mean (a) Accounts owing to Borrowers, customer deposits, prepaid expenses and accrued expenses created or acquired in the Ordinary Course of Business and payable on customary trade terms of a Borrower, (b) advances to sales representatives of Borrowers in the Ordinary Course of Business and consistent with past practices not to exceed $100,000 per sales representative and $1,000,000 in the aggregate with respect to all sales representatives in each case for Parent and its Subsidiaries on a Consolidated Basis, and (c) any loans or advances that are included in the definition of “Permitted Investments.”

“Permitted Discretion” shall mean a determination made in the exercise of reasonable (from the perspective of a secured asset based lender) judgment.

“Permitted Dispositions” shall have the meaning set forth in Section 4.3.

“Permitted Encumbrances” shall mean:

(a)           Liens in favor of Agent for the benefit of Agent and Lenders;

(b)           Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c)           Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing;

(d)           deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(e)           deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(f)           Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (ii) is at all times junior in priority to any Liens in favor of Agent;

(g)           mechanics’, workers’, materialmen’s, warehouse, statutory landlord or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(h)           Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (i) any such Lien shall not encumber any other property of any Borrower and (ii) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases shall not exceed the amount provided for in Section 7.8(b);

(i)            Canadian statutory Liens in respect of deemed statutory trusts under pensions benefits and employment standards legislation; and

 (j)           Liens disclosed on Schedule 1.2(a); provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.8) and shall not subsequently apply to any other property or assets of any Borrower.

(k)           Liens securing Indebtedness permitted under Section 7.8(b) which attach solely to the assets being leased or financed;

(l)            Liens securing Indebtedness for financing insurance premiums which attach solely to the applicable insurance policies and proceeds thereof;

(m)          Liens of any licensor or licensee on Intellectual Property arising in connection with license agreements entered into in the Ordinary Course of Business;

(n)           any Lien, UCC-1 or PPSA financing statement, interest or title of a lessor under any operating lease entered into in the Ordinary Course of Business, or any interest or title of any lessee under any leases or subleases of real property, with respect solely to the leased property and not to any Collateral;

(o)           with respect solely to Real Property, defects and irregularities in title, survey exceptions, non-monetary encumbrances, licenses, covenants, restrictions, easements or reservations of others for rights-of-way, roads, pipelines, railroad crossings, services, utilities or other similar purposes;outstanding mineral rights or reservations (including rights with respect to the removal of material resources) which do not materially diminish the value of the Real Property, assuming usage of such surface estate similar to that being carried on by any Person as of the Closing Date, and Liens arising with respect to zoning restrictions, licenses, covenants, building restrictions and other similar charges or encumbrances on the use of Real Property of such Person which do not materially interfere with the ordinary conduct of such Person’s business thereon; provided that, with respect to the Eligible Real Property, all of the foregoing must be acceptable to Agent in its Permitted Discretion;

(p)           Liens consisting of UCC-1 financing statements or similar notices filed by a Person of a type listed in Section 9-505 of the UCC solely in such capacity;

(q)           Liens arising in connection with a judgment or attachment that would not constitute an Event of Default under this Agreement; and

(r)            Extensions, renewals and replacements of Liens referred to in clauses (a) through (q) above; provided, however, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced.

“Permitted Guarantees” shall mean (a) warranties made in the Ordinary Course of Business, (b) any guaranty by a Borrower of any liabilities of any other Borrower or a Subsidiary of a Borrower to any lessor or licensor, (c) indemnities in agreements evidencing Indebtedness permitted hereunder, (d) any indemnities by any Borrower of any liability of its directors, officers and employees in their capacities as such as permitted by Applicable Law, (e) any guaranty of any Indebtedness permitted under this Agreement,  and (f) indemnities in respect of statutory obligations, bonding agreements, brokerage and deposit agreements, engagement letters, commitment letters, and agreements for, acquisitions, divestures and other like agreements.

“Permitted Investments” shall mean any of the following:

(a)           obligations or securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof or any Canadian equivalent thereof;

(b)           United States dollar-denominated time deposits, certificates of deposit and bankers acceptances of any bank whose short-term debt rating from Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”), is at least A-1 or the equivalent or whose short-term debt rating from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-1 or the equivalent with maturities of not more than six months from the date of acquisition or any Canadian equivalent thereof;

(c)           commercial paper with a rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s maturing within six months after the date of acquisition or any Canadian equivalent thereof;

(d)           marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(e)           Investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) above;

(f)           Deposit Accounts maintained in accordance with the Blocked Account Agreements;

(g)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(h)          deposits made in the Ordinary Course of Business consistent with past practices to secure the performance of leases or in connection with bidding on government contracts;

(i)            loans to employees in an aggregate amount not in excess of $100,000 at any one time per such employee (not to exceed in the aggregate at any time outstanding the sum of $1,000,000 with respect to all employees of the Borrowers), for the purpose of funding such employees’ purchase of Equity Interests of the Parent, in each case for Parent and its Subsidiaries on a Consolidated Basis;

(j)            Investments or intercompany loans and advances of (i) Parent or a Subsidiary in or to any other Subsidiary (subject to a maximum amount of such loans and advances (which, for clarification, do not include trade payables incurred in the Ordinary Course of Business) by Parent and any other Borrower to any and all such Subsidiaries of $10,000,000 in the aggregate at any one time outstanding (provided that upon request by Agent, each such loan and advance shall be evidenced by a promissory note in form and substance satisfactory to Agent which is pledged by the payee as additional security for the Obligations)), or (ii) any Subsidiary in or to the Parent;

 (k)           additional Investments not otherwise permitted in this Section not to exceed $1,000,000 in the aggregate at any one time outstanding for Parent and its Subsidiaries on a Consolidated Basis;

(l)            Investments in certificates of deposit and bank deposits with financial institutions located in Puerto Rico and the Dominican Republic, solely to the extent necessary to maintain preferred tax treatment or country of origin status in such locations, not to exceed $5,000,000 in the aggregate at any time outstanding for Parent and its Subsidiaries on a Consolidated Basis;

(m)           Investments constituting Permitted Acquisitions;

(n)           Investments in Hedge Agreements, derivative agreements, materials future contracts or other arrangements in connection with Indebtedness, in all cases not for speculative purposes, not to exceed in the aggregate a notional amount of $35,000,000 at any time outstanding for Parent and its Subsidiaries on a Consolidated Basis; and

(o)           Deposit Accounts with financial institutions available for withdrawal on demand, subject to the provisions of Section 4.15(h).

“Person” shall mean any individual, sole proprietorship, partnership, limited partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited or unlimited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, provincial, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

 “PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PPSA” shall mean the Personal Property Security Act of the applicable Canadian province or provinces in respect of Rocky Canada and in the Province of Quebec, shall mean the applicable provisions of the Civil Code of Quebec, each as amended from time to time.

“Priority Payables” shall mean the full amount of the liabilities of any Borrower which (i) have a trust imposed to provide for payment or a security interest, pledge, lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, liens, hypothecs or charges securing the Obligations on any Collateral under any federal, provincial, state, county, district, municipal, or local law of Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under federal, provincial, state, county, district, municipal, local law, regulation or directive of Canada, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholdings taxes, value added taxes, amounts payable to an insolvency administrator, employee withholdings or deductions, vacation pay, severance and termination pay, workers’ compensation obligations, government royalties or pension obligations in each case to the extent such trust, or security interest, lien hypothec or charge has been or may be imposed.

“Projections” shall have the meaning set forth in Section 5.5(a).

 “Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (a) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person that will have a Material Adverse Effect; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to Charges that have priority as a matter of Applicable Law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Purchase Price” shall mean, with respect to any acquisition, the sum of, without duplication, (a) the aggregate consideration, whether cash, property (including the face amount of any promissory note or any other debt instrument issued in connection with such acquisition) or securities (including the fair market value of any Equity Interests of any Borrower issued in connection therewith), paid or delivered by a Borrower, plus (b) the aggregate amount of Indebtedness of the acquired business, plus (c) all transaction costs and contingent obligations incurred by a Borrower.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d).

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c).

“Qualified Cash” shall mean, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers that is in deposit accounts maintained by PNC at a branch office of PNC located within the United States or Canada, or over which the Agent has determined it has exclusive springing control regardless of whether a Triggering Event has occurred.

“Quarterly Liquidity” shall mean, for any fiscal quarter (other than the fiscal quarter ending December 31, 2010), an amount equal to (a) the daily average (as of the end of each Business Day) during such fiscal quarter of the sum of: (i) the lesser of (A) the Formula Amount minus the outstanding amount of the Revolving Advances, or (B) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all Letters of Credit minus the outstanding amount of the Revolving Advances, plus (ii) Qualified Cash, minus (b) all amounts owing to Borrowers’ trade creditors which are 60 days or more past due as of the end of such fiscal quarter.  The fiscal quarter ending December 31, 2010 shall be determined as above for the period from November 15, 2010 through December 31, 2010.

“Questionnaire” shall mean the Disclosure Schedule and the responses thereto provided by Borrowers and delivered to Agent.

“Raw Material Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii).

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Borrower’s right, title and interest in and to the real estate identified on Schedule 4.5 hereto and related improvements, or which is hereafter owned or leased by any Borrower.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i).

“Register” shall have the meaning set forth in Section 16.3(e).

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b).

“Release” shall have the meaning set forth in Section 5.7(c)(i).

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding sixty-six and two-thirds percent (66 2/3%) of the Commitment Percentages; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Revolving Advances” shall mean Advances made other than Letters of Credit.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a).

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans.

“Satisfaction Event” shall mean the first (1st) date after a Triggering Event on which both of the following conditions are satisfied: (a) Undrawn Availability has equaled more than $15,000,000 for a period of ninety (90) or more consecutive calendar days after such Triggering Event, and (b) no Default or Event of Default is continuing.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Debt Payments” shall mean and include all cash actually expended by any Borrower to make (a) interest payments on any Advances hereunder, plus (b) net payments on account of all Hedging Agreements, plus (c) payments for all fees, commissions and charges paid to Agent, Issuer, or any Lender set forth herein and with respect to any Advances, plus (d) payments on Capitalized Lease Obligations, plus (e) payments with respect to any other Indebtedness for borrowed money (other than the Revolving Advances and Letters of Credit) but excluding the satisfaction of any Indebtedness to the extent simultaneously refinanced with the proceeds of any Indebtedness permitted to be incurred hereunder other than the proceeds Revolving Advances, provided that the prepayment of the GECC Loan from the proceeds of the Amortizing Tranche shall not constitute a Senior Debt Payment, and provided that any Indebtedness refinanced by the initial Advances made hereunder shall not constitute a Senior Debt Payment.

“Senior Obligations” shall have the meaning set forth in Section 15.4.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Solvent” shall mean as to any Person (i) the ability to pay its debts as they mature, (ii) having capital sufficient to carry on its business and all businesses in which it is about to engage, and (iii) (A) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, and (B) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities; provided, however, that (w) the determination of whether a Person is Solvent shall take into account all such Person's properties and liabilities regardless of whether, or the amount at which, any such property or liability is included on a balance sheet of such Person prepared in accordance with GAAP, including properties such as contingent contribution or subrogation rights, business prospects, distribution channels and goodwill; (x) the determination of the sum of a Person's properties at a fair valuation or the present fair saleable value of a Person's properties shall be made on a going concern basis; (y) in computing the amount of contingent or unrealized assets or contingent or unliquidated liabilities at any time, such assets and liabilities will be computed at the amounts which, in light of all the facts and circumstances existing at such time, represent the amount that reasonably can be expected to become realized assets or matured liabilities, as the case may be; and (z) in computing the amount that would be required to pay a Person's probable liability on its existing debts as they become absolute and matured, reasonable valuation techniques, including a present value analysis, shall be applied using such rates over such periods as are appropriate under the circumstances.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person; provided, however, that the term “Subsidiary” shall not include EJ Asia Limited.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by any Borrower (not to exceed 65% of the Equity Interests of any Foreign Subsidiary other than Rocky Canada).

“Term” shall have the meaning set forth in Section 13.1.

“Termination Event” shall mean (i) a Reportable Event with respect to any Pension Benefit Plan or Multiemployer Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Pension Benefit Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA;  (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (vii) providing any security to any Pension Benefit Plan under Section 436(f) of the Code by Borrower or any member of the Controlled Group or (viii) any event, action, condition, proceeding or otherwise that constitutes (a) the institution by any Governmental Body of proceedings to terminate a Canadian Pension Plan under pension benefit laws of Canada or (b) an event or condition that provides a basis under pension benefit laws of Canada for the termination by any Governmental Body of, or the appointment of a Governmental Body of an administrator of, any Canadian Pension Plan.

 “Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

 “Transferee” shall have the meaning set forth in Section 16.3(d).

“Triggering Event” shall mean either: (a) the occurrence of an Event of Default, or (b) the first (1st) date (or the most recent Satisfaction Event if a Triggering Event has previously occurred) on which the sum of Undrawn Availability, plus Qualified Cash, has equaled less than $10,000,000 for a period of ten (10) or more consecutive days after the 45th day following the Closing Date.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount, or (ii) the Maximum Revolving Advance Amount, minus the Maximum Undrawn Amount of all Letters of Credit, minus (b) the sum of (i) the outstanding amount of Revolving Advances, plus (ii) amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past the due date thereof.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Borrower other than those made utilizing financing provided by the applicable seller or third party lenders.  For the avoidance of doubt, a Capital Expenditure made by a Borrower utilizing a Revolving Advance shall be deemed an Unfinanced Capital Expenditure unless such Revolving Advance is repaid during the same fiscal quarter that such Capital Expenditure is made with financing permitted hereunder and provided by the applicable seller or third-party lenders.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3.

“US Assignment” shall have the meaning set forth in Section 4.15(j).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

“Withholding Agent” means Borrowers and Agent.

1.3.           Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of Ohio from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, unless otherwise defined herein, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision. All terms used herein and defined in the PPSA (in respect of Collateral located in Canada) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts”, “chattel paper”, “goods”, “instruments”, “intangibles”, “proceeds”, “securities”, “investment property”, “document of title”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral located in Canada shall have the meanings given to such terms in the PPSA.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the PPSA, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.           Certain Matters of Construction.  The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.  All references herein to the time of day shall mean the time in Ohio.  All references herein to “province” or like terms shall include territory and like terms.  Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis.  Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  All references to “province” or like terms shall include “territory” or like terms.  A Default or Event of Default shall be deemed to exist and be continuing at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or is cured within any period of cure expressly provided for in this Agreement.  Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to the actual knowledge of a senior officer of any Borrower.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. To the extent it is necessary to determine Undrawn Availability, the occurrence of any Event of Default, or compliance with any provision hereof for which measurement is based on Dollars, any amount of Canadian Dollars shall be deemed to be the Equivalent Amount of Dollars.

II            ADVANCES, PAYMENTS.

2.1.         Revolving Advances.

(a)           Amount of Revolving Advances.  Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all Letters of Credit or (y) an amount equal to the sum of:

(i)           up to 85% (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii)          up to the lesser of (A) 75% of the value of Eligible Finished Goods Inventory (“Finished Goods Inventory Advance Rate”), or (B) 85% of the appraised net orderly liquidation value of Eligible Finished Goods Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion), plus

(iii)         up to the lesser of (A) 50% of the value of the Eligible Raw Material Inventory (“Raw Material Inventory Advance Rate” and together with the Finished Goods Inventory Advance Rate and the Receivables Advance Rate, collectively, the “Advance Rates”), or (B) 85% of the appraised net orderly liquidation value of Eligible Raw Materials Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion), minus

(iv)         the amount by which the sum of Section 2.1(a)(y)(ii) plus Section 2.1(a)(y)(iii) exceeds $40,000,000, plus

(v)          (A) up to the lesser of (I) $7,500,000, or (II) 70% of the as-is fair market value of Eligible Real Property, minus (B) the scheduled reductions to the Amortizing Tranche required by Section 2.4, minus

(vi)         the Maximum Undrawn Amount of all Letters of Credit, minus

(vii)        such reserves as Agent may deem proper and necessary from time to time in its Permitted Discretion, including with respect to the Priority Payables.

The amount derived from the sum of Sections 2.1(a)(y) at any time and from time to time shall be referred to as the “Formula Amount”.  The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b)           Discretionary Rights.  The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion.  Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent.  Agent shall give Borrowing Agent five (5) days prior written notice of its intention to decrease the Advance Rates.  The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

2.2.         Procedure for Revolving Advances Borrowing.

(a)           Domestic Rate Loan Requests. Borrowing Agent on behalf of any Borrower may notify Agent prior to 12:00 Noon on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance comprised of a Domestic Rate Loan hereunder.

(b)           Deemed Credit Requests.  The Borrowers shall be deemed to have made a request for a Revolving Advance (a "Deemed Credit Request"), which Deemed Credit Request shall be irrevocable upon any interest, principal, fee or other Obligation of the Borrowers hereunder becoming due, for a Revolving Advance comprised of a Domestic Rate Loan in an amount necessary to pay such interest, principal, fee or other Obligation.  Each Lender agrees that its obligation to make or participate in Revolving Advances pursuant to a Deemed Credit Request is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence of any Default or Event of Default or the failure of any condition precedent.

(c)           Eurodollar Rate Loan Requests. In the event any Borrower desires to obtain a Eurodollar Rate Loan, Borrowing Agent shall give Agent written notice by no later than 12:00 Noon on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in an aggregate principal amount that is not less than $1,000,000 and integral multiples of $500,000 in excess thereof, and (iii) the duration of the first Interest Period therefor.  Interest Periods for Eurodollar Rate Loans shall be for one, two, three or six months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.  No Eurodollar Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default.  After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than six (6) Eurodollar Rate Loans, in the aggregate.  Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (c)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.  Borrowing Agent shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(c) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be.  Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 12:00 Noon on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan.  If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

(d)           Rate Conversions and Continuations.  Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert or continue any such loan into a loan of another type in the same aggregate principal amount provided that any conversion or continuation of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan.  If Borrowing Agent desires to convert or continue a loan, Borrowing Agent shall give Agent written notice by no later than 12:00 Noon (i) on the day which is three (3) Business Days’ prior to the date on which such conversion or continuation is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan or a continuation of a Eurodollar Rate Loan as a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion or continuation, the loans to be converted or continued and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e)           Eurodollar Rate Loan Prepayments.  At its option and upon written notice given prior to 12:00 Noon at least three (3) Business Days’ prior to the date of such prepayment, any Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment.  Such Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment.  In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f).

(f)           Indemnity.  Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(g)           Illegality of Eurodollar Rate Loans.  Notwithstanding any other provision hereof, if any Applicable Law, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type.  If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3.         Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books.  During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.  The proceeds of each Revolving Advance requested by Borrowing Agent on behalf of any Borrower shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Deemed Credit Requests, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4.         Amortizing Tranche of Formula Amount.   The Amortizing Tranche shall be reduced on the fifteenth (15th) day of each month, beginning November 15, 2010, by an amount equal to 1/60th of the maximum amount thereof during the Term.

2.5.         Maximum Advances.  The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all Letters of Credit or (b) the Formula Amount.

2.6.         Repayment of Advances.

(a)           The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b)           Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received.  In consideration of Agent’s agreement to conditionally credit Borrowers’ Account as of the next Business Day following the Agent’s receipt of those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the Business Day following the Agent’s receipt of such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account.  Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.

(c)           All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent.  Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by a Deemed Credit Request as provided in Section 2.2(b).

(d)           Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any Other Document, without any deduction whatsoever, including, but not limited to, any deduction for any withholding, setoff or counterclaim.

2.7.         Repayment of Excess Advances.  The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8.         Statement of Account.  Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender.  Each calendar month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers during such month.  The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent.  The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9.         Letters of Credit.  Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade letters of credit (“Letters of Credit”) for the account of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (a) the Revolving Advances plus (b) the Maximum Undrawn Amount of all Letters of Credit to exceed the lesser of (i) the Maximum Revolving Advance Amount or (ii) the Formula Amount.  The Maximum Undrawn Amount of all Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit.  All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

2.10.       Issuance of Letters of Credit.

(a)           Borrowing Agent, on behalf of Borrowers, may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, prior to 12:00 Noon at least five (5)  Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request.  Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b)           Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twenty-four (24) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as  most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98 International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”)), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent in its Permitted Discretion, and each trade Letter of Credit shall be subject to the UCP.

(c)           Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.11.       Requirements For Issuance of Letters of Credit.

(a)           Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit.  If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

(b)           In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and be continuing, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department or the equivalent in Canada (“Customs”) in the name of such Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s willful misconduct.  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12.       Disbursements, Reimbursement.

(a)           Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b)           In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent.  Provided that Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent.  In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of Maximum Revolving Advance Amount or the Formula Amount and subject to Section 8.2.  Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)           Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount.  If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loans on and after the fourth day following the Drawing Date.  Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d)           With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan.  Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e)           Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events:  (i) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (ii) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (iii) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13.       Repayment of Participation Advances.

(a)           Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

(b)           If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.14.       Documentation.  Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from such Borrower’s own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  Except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15.       Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16.       Nature of Participation and Reimbursement Obligations.  Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(i)           any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Borrower or any other Person for any reason whatsoever;

(ii)          the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(iii)         any lack of validity or enforceability of any Letter of Credit;

(iv)         any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v)          the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(vi)         payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)        the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)       any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless the Agent has received written notice from Borrowing Agent of such failure within three (3) Business Days after the Agent shall have furnished Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)          any Material Adverse Effect;

(x)           any breach of this Agreement or any Other Document by any party thereto;

(xi)          the occurrence or continuance of an Insolvency Proceeding with respect to any Borrower, Guarantor, or any of their respective Subsidiaries;

(xii)         the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii)        the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17.       Indemnity.  In addition to amounts payable as provided in Section 16.5, each Borrower hereby agrees to protect, indemnify, pay and save harmless Agent from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.18.       Liability for Acts and Omissions.  As between Borrowers and Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall Agent be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent (i) may rely on any oral or other communication believed in good faith by Agent or  such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to any Borrower or any Lender.

2.19.       Cash Collateral. On demand, following the occurrence of an Event of Default, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time.  Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral.  No Borrower may withdraw amounts credited to any such account except upon the cure of such Event of Default or the occurrence of all of the following: (a) payment and performance in full of all Obligations, (b) expiration of all Letters of Credit and (c) termination of this Agreement.

2.20.       Additional Payments.  Any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.21.       Manner of Borrowing and Payment.

(a)           Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b)           Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders.  Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M. in Dollars and in immediately available funds.

(c)           (i)           Notwithstanding anything to the contrary contained in Sections 2.21(a) and (b), commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent.  On or before 1:00 P.M. on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(i)           Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Revolving Advances which it has funded.

(ii)           Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date.  Such certificate of Agent shall be conclusive in the absence of manifest error.

(d)           If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e)           Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Revolving Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount.  Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender.  If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent.  A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error.  If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.22.       Mandatory Prepayments.  Subject to Section 4.3, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent.  The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Revolving Advances subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof, provided however, if the Collateral disposed of is Eligible Real Property, there shall be a corresponding reduction in the Amortizing Tranche.

2.23.       Use of Proceeds.

(a)           Borrowers shall apply the proceeds of Advances to (a) refinance the Borrowers’ existing working capital credit facility agented by GMAC, (b) refinance the Borrowers’ 11.5% term loan payable to Laminar Direct Capital, L.L.C. SPV Capital Funding, L.L.C., Whitebox Hedged High Yield Partners, L.P., and successor to GPC LIX, L.L.C. (c) pay the early termination fee in conjunction with such term loan, (d) refinance the Borrowers’ term  loans payable to GE Capital Corp. or its Affiliates and pay any early termination fee in conjunction with such term loan (the “GECC Loan”), (e) partially fund permitted capital expenditures, (f) fund Permitted Acquisitions and dividends permitted hereunder, (g) pay the fees and expenses associated with this transaction at closing, (h) provide for working capital needs and reimburse drawings under Letters of Credit, and (i) for other lawful purposes of Parent and its Subsidiaries permitted under the Agreement.

(b)           Without limiting the generality of Section 2.23(a) above, neither the Borrowers, the Guarantors, nor any of their respective Subsidiaries, nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.24.       Defaulting Lender.

(a)           Notwithstanding anything to the contrary contained herein, in the event any Lender has failed, within two (2) Business Days of the date required hereunder (and such failure constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance, its participation in any Letter of Credit, or any payment due on a Settlement Date, or (x) notifies either Agent or Borrowing Agent that it does not intend to make available its portion of any Advance or any such participation or payment or (y) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, or (z) has since the date of this Agreement been deemed insolvent by a Governmental Body or become the subject of a bankruptcy, receivership, monitorship, conservatorship or insolvency proceeding, or has a parent company that since the date of this Agreement been deemed insolvent by a Governmental Body or become the subject of a bankruptcy, receivership, monitorship, conservatorship or insolvency proceeding  (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.24 while such Lender Default remains in effect.

(b)           Advances shall be incurred pro rata from Lenders which are not Defaulting Lenders (the “Non-Defaulting Lenders”) based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default.  Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c)           A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents.  All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d)           Other than as expressly set forth in this Section 2.24, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.24 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)           In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

2.25.       Increase of the Maximum Revolving Advance Amount.   Borrowers shall have the option, upon at least thirty (30) days' prior written notice to Agent, to increase the Maximum Revolving Advance Amount by up to $10,000,000, subject to the following conditions precedent:

(a)           no Default or Event of Default shall have occurred and be continuing on the date of such notice or on the date which such increase is to become effective;

(b)           the representations and warranties set forth in Article V shall be true and correct on and as of the date on which such increase is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(c)           such increase shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof;

(d)           Borrowers shall have solicited and obtained additional lenders to join in this Agreement and provide the additional commitments necessary to fund the increase in the Maximum Revolving Advance Amount, which additional lenders must not be Affiliates of any Borrower and must be acceptable to the Agent and Lenders in their reasonable discretion; provided that any then-existing Lender shall be acceptable;

(e)           Agent shall have received all documents (including appropriate authorizing resolutions) it may reasonably request relating to the corporate or other necessary authority for such increase, and any other matters relevant thereto, all in form and substance reasonably satisfactory to Agent; and

(f)           all costs and expenses of Agent and Lenders incurred in connection with any such increase or requested increase, including reasonable attorneys’ fees and expenses shall be paid by Borrowers.

The foregoing option may be exercised once during the Term and such increase shall apply to the Maximum Revolving Advance Amount in effect at the time of the Borrowers’ notice to Agent.  Promptly following receipt of a notice under this Section, the Agent shall advise the Lenders thereof.  Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable. An increase to the Maximum Revolving Advance Amount shall not require or cause a change in the commitment of any existing Lender in effect at such time, unless such existing Lender chooses, in its sole discretion, to fund in whole or in part, the increase in the Maximum Revolving Advance Amount.  Agent shall not be obligated to solicit or obtain lenders to provide the additional commitments necessary for such increase.

2.26.       Reduction of the Maximum Revolving Advance Amount.   Borrowers shall have the option, upon at least thirty (30) days' prior written notice to Agent, to reduce the Maximum Revolving Advance Amount by up to $10,000,000, subject to the following conditions precedent:

(a)           no Default or Event of Default shall have occurred and be continuing on the date of such notice or on the date which such reduction is to become effective;

(b)           such reduction shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof;

(c)           after giving effect to any concurrent prepayment of the Advances, the sum of the outstanding Revolving Advances shall not exceed the lesser of: (i) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all Letters of Credit, and (ii) the Formula Amount.

The foregoing option may be exercised once during the Term and such reduction shall apply to the Maximum Revolving Advance Amount in effect at the time of the Borrowers’ notice to Agent; provided, however, nothing contained herein shall limit the Borrowers’ ability to pay in full all Obligations and terminate this Agreement at any time in accordance with Section 13.1.  Promptly following receipt of a notice under this Section, the Agent shall advise the Lenders thereof.  Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable. Any reduction of the Maximum Revolving Advance Amount shall be permanent subject only to an increase in accordance with Section 2.25.  Each reduction shall be made ratably among the Lenders in accordance with their Commitment Percentages.

III           INTEREST AND FEES.

3.1.         Interest.

(a)           Payment.  Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months from the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period.

(b)           Rate Changes.  Interest charges shall be computed on the actual principal amount of Revolving Advances outstanding during the month at a rate per annum equal to the applicable  Revolving Interest Rate.  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.

(c)           Default Rate.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations  shall bear interest at the highest Revolving Interest Rate payable under this Agreement plus two (2%) percent per annum (as applicable, the “Default Rate”).

3.2.         Letter of Credit Fees.  Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Eurodollar Rate Loans then in effect per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”).  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.  All Letter of Credit Fees and Acceptance Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2 shall be increased by an additional two percent (2%) per annum.

3.3.         Facility Fee.  If, for any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances and the Maximum Undrawn Amount of all Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to one quarter of one percent (0.25%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance.  Such fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4.         Fee Letter. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.5.         Computation of Interest and Fees.

(a)          Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Revolving Interest Rate during such extension.

(b)          Notwithstanding anything to the contrary contained in this Agreement or in any Other Document:

(i)           whenever interest payable by Rocky Canada is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation;

(ii)           in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by Rocky Canada to the Agent or any Lender under this Agreement or any Other Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such Other Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any Other Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Agent or the Lender and Rocky Canada and the amount of such payment or collection shall be refunded by the Agent or such Lender to Rocky Canada.  For the purposes of this Agreement and each Other Document to which Rocky Canada is a party, the effective annual rate of interest payable by Rocky Canada shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent for the account of Rocky Canada will be conclusive for the purpose of such determination in the absence of evidence to the contrary; and

(iii)           all calculations of interest payable by Rocky Canada under this Agreement or any Other Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.  The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

3.6.          Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7.          Increased Costs.  In the event that any Applicable Law, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)           subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

(b)           impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)           impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be.  Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8.         Basis For Determining Interest Rate Inadequate or Unfair.  In the event that Agent or any Lender shall have determined in the exercise of Permitted Discretion that:

(a)           reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 for any Interest Period; or

(b)           Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrowing Agent prompt written or telephonic of such determination.  If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 12:00 Noon two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 12:00 Noon two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 12:00 Noon two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans.  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.9.         Capital Adequacy.

(a)           In the event that Agent or any Lender shall have determined in the exercise of Permitted Discretion that any Applicable Law or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction.  In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

(b)           A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10.       Gross Up for Taxes.  If any Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) such Borrower shall make such withholding or deductions, and (c) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.  Notwithstanding the foregoing, no Borrower shall be obligated to make any portion of the Gross-Up Payment that is attributable to any withholding or deductions that would not have been paid or claimed had the applicable Payee or Payees properly claimed a complete exemption with respect thereto pursuant to Section 3.11.

3.11.       Withholding Tax Exemption.

(a)           Each Payee that is not incorporated under the Applicable Laws of the United States of America or a state thereof (and, upon the written request of Agent, each other Payee) agrees that it will deliver to Borrowing Agent and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code.  The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(b)           Each Payee required to deliver to Borrowing Agent and Agent a valid Withholding Certificate pursuant to Section 3.11(a) shall deliver such valid Withholding Certificate as follows:  (A) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by any Borrower hereunder for the account of such Payee; (B) each Payee shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless Agent in its sole discretion shall permit such Payee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent).  Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrowing Agent and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowing Agent or Agent.

(c)           Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.11(b), Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations.  Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

3.12.       FATCA.  If a payment made to a Payee under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Payee were to fail to comply with the applicable reporting requirements of FATCA (including those containing in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

IV           COLLATERAL:  GENERAL TERMS

4.1.         Security Interest in the Collateral.

(a)           Grant.  To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.

(b)           Books and Records.  Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.

(c)           Commercial Tort Claims.  Each Borrower other than Rocky Canada shall promptly provide Agent with written notice of each commercial tort claim which involves in excess of $500,000 in damages, such notice to contain the case title together with the applicable court and a brief description of the claim(s).  Upon delivery of each such notice, such Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2.         Perfection of Security Interest.  Each Borrower shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Collateral Access Agreements for Access Agreement Locations or locations not owned by a Borrower at which material Inventory is located after the Closing Date, including Inventory which is in the possession, custody or control of a third-party, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements reasonably satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code, PPSA, or other Applicable Law.  By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code and the PPSA in form and substance satisfactory to Agent (which statements may have a description of all assets of the Borrowers and Guarantors, other than Excluded Property).  All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, may be immediately charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders within five (5) days after demand.  Each such charge to Borrowers’ Account or demand shall be accompanied by a reasonable description of such charge to Borrowing Agent.

4.3.         Disposition of Property.   Except for Permitted Dispositions, each Borrower, Guarantor, and their respective Subsidiaries will safeguard and protect all Collateral for Agent’s general account.  Each Borrower, Guarantor, and their respective Subsidiaries shall make no disposition of assets whether by sale, lease or otherwise except the following (the “Permitted Dispositions”): (a) the sale of Inventory in the Ordinary Course of Business; (b) the sale, disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business; (c) the sale, disposition or transfer of any assets outside the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $100,000 for Parent and its Subsidiaries on a Consolidated Basis; (d) the sale, disposition or transfer of Excluded Property; (e) assignments and licenses of Intellectual Property in the Ordinary Course of Business; (f) the sale, disposition or transfer of property of any Borrower to any other Borrower; and (g) subleases or leases of Real Property other than the Eligible Real Property which, at the time of such transaction, is then not currently being utilized in the business of the Borrowers, Guarantors, or any of their respective Subsidiaries.

4.4.         Preservation of Collateral.  Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property.  Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may reasonably direct.  All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, may be immediately charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders within five (5) days after demand.  Each such charge to Borrowers’ Account or demand shall be accompanied by a reasonable description of such charge to Borrowing Agent.

4.5.         Ownership of Collateral.

(a)           With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest:  (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except to the extent permitted in Section 4.3.

(b)            (i) There is no location at which any Borrower has any Inventory (except for Inventory in transit,  Inventory located on Lehigh vehicles, or Inventory at other locations with a value of not in excess of $75,000 each) other than those locations listed on Schedule 4.5, which may be updated from time to time; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the addresses of each warehouse at which Inventory of any Borrower is stored;  none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns;  (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive office of each Borrower; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state or province and street address, of all Real Property owned or leased by each Borrower.

4.6.         Defense of Agent’s and Lenders’ Interests.  Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect.  During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except to the extent permitted in Section 4.3), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever.  At any time after the occurrence and during the continuance of an Event of Default and following demand by Agent for payment of all Obligations, (i) Agent shall have the right, to the extent permitted by Applicable Law, to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including:  labels, stationery, documents, instruments and advertising materials; (ii) if Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent; (iii) in addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code, the PPSA, or other Applicable Law; (iv) each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7.         Books and Records.  Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries in all material respects will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business.  All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

4.8.         Reserved.

4.9.         Compliance with Laws.  Each Borrower shall comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.  The assets of Borrowers, Guarantors and their respective Subsidiaries at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the such assets so that such insurance shall remain in full force and effect.

4.10.       Inspection of Premises.  At all reasonable times (and if no Event of Default is continuing reasonable prior notice shall be given), subject to the terms of this Agreement, including confidentiality provisions, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business.  Agent, any Lender and their agents may enter upon any premises of any Borrower, at all reasonable times (and if no Event of Default is continuing reasonable prior notice shall be given), and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business; provided however, that Agent may conduct only two (2) complete field examinations during each fiscal year, provided further that, field examinations conducted prior to the Closing Date, in connection with a Permitted Acquisition, or during the continuance of a Default or an Event of Default shall not be subject to the foregoing limitation.

4.11.       Insurance.  Schedule 4.11 sets forth a list of all insurance maintained by each Borrower, Guarantor, and their respective Subsidiaries on the Closing Date. The assets and properties of each Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower so that such insurance shall remain in full force and effect.  Each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At each Borrower’s own cost and expense in amounts and with carriers reasonably acceptable to Agent, each Borrower shall (a) keep all its insurable properties (including all properties in which such Borrower has an interest) insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (e) furnish Agent with (i) copies of all policies upon request of Agent and evidence of the maintenance of such policies by the renewal thereof at least two (2) Business Days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance reasonably satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage on properties in which such Borrower has an interest and all insurance coverage referred to in clause (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent.  In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  If an Event of Default has occurred and is continuing, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above.  If an Event of Default has occurred and is continuing, all loss recoveries received by Agent upon any such insurance may be applied to the Obligations pursuant to Section 11.6.  Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by Borrowers to Agent, on demand.  Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrowing Agent insurance proceeds received by Agent under insurance policies procured and maintained by Borrowers which insure Borrowers’ insurable properties to the extent such insurance proceeds do not exceed $1,000,000 per occurrence.   In the event the amount of insurance proceeds received by Agent for any occurrence exceeds $1,000,000, then Agent shall not be obligated to remit the insurance proceeds to Borrowing Agent unless Borrowing Agent shall provide Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss.  The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Event of Default or Default shall then have occurred, and (y) Borrowers shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose.

4.12.       Failure to Pay Insurance.  If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.  Agent shall promptly provide Borrowing Agent copies of invoices for any such expense.

4.13.       Payment of Taxes.  Except for Properly Contested taxes, assessments and other Charges, each Borrower will pay or remit, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes.  If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or remit or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s reasonable opinion, may possibly create a valid Lien on the Collateral, Agent may upon notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof; provided, however, Agent will not pay any taxes, assessments or Charges to the extent that any applicable Borrower has Properly Contested those taxes, assessments or Charges.  The amount of any payment by Agent under this Section 4.13 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence reasonably satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14.       Payment of Leasehold Obligations.  Except for Properly Contested payments, each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15.       Receivables.

(a)           Nature of Receivables.  Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors and customary discounts shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created.  Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b)           Solvency of Customers.  Each Customer, to each Borrower’s actual knowledge, as of the date each Receivable is created, is solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Borrower who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)           Location of Borrowers.  Each Borrower’s chief executive office and each location where any Borrower, Guarantor, or their respective Subsidiaries maintains assets in Canada is designated on Schedule 4.15(c).  Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at the address for such records designated on Schedule 4.15(c).

(d)           Collection of Receivables.  Subject to Agent’s rights under Section 4.15(e), during a Cash Dominion Period, each Borrower will, at such Borrower’s sole cost and expense, collect in trust for Agent all amounts received on Receivables (other than Excluded Receivables), and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations.  Each Borrower shall deposit in the Blocked Accounts or Collection Accounts, or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness, other than those arising from Excluded Receivables.

(e)           Notification of Assignment of Receivables.  At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations, and prompt notice and evidence thereof shall be sent to Borrowing Agent.

(f)           Power of Agent to Act on Borrowers’ Behalf.  Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Upon the occurrence and during the continuance of an Event of Default, each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things reasonably necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously, with willful misconduct or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.  Agent shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.

(g)           No Liability.  Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.  Following the occurrence and during the continuance of an Event of Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  Agent is authorized and empowered to accept following the occurrence and during the continuance of an Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder.

(h)          Establishment of a Lockbox Account, Dominion Account.

(i)           All cash, Cash Equivalents, and the proceeds of all Collateral shall be deposited directly into either (a) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowing Agent and be reasonably acceptable to Agent (which  arrangement shall permit Borrowers to access accounts absent a Cash Dominion Period), or (b) separate lockbox depository accounts (“Collection Accounts”) established at the Agent for the deposit of such cash, Cash Equivalents, and proceeds.  Collection Accounts shall be used solely for collections.  All disbursements shall be made from separate disbursement accounts established with Agent.

(ii)           Each applicable Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance reasonably satisfactory to Agent (each, a “Blocked Account Agreement”) granting Agent exclusive control over the Blocked Accounts and directing such Blocked Account Bank to transfer such funds deposited therein to Agent without offset or deduction upon written notice from Agent (each an “Account Control Notice”), either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent.  Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Each Blocked Account Agreement shall require that the applicable Blocked Account Bank provide account statements and such other account information as is reasonably requested by Agent from time to time.

(iii)           Agent shall only be entitled to give an Account Control Notice to each Blocked Account Bank and to exercise exclusive control over all Blocked Accounts and Collection Accounts during a Cash Dominion Period.  Upon the issuance of an Account Control Notice by Agent during a Cash Dominion Period, all funds then held and thereafter deposited in Blocked Accounts and Collection Accounts shall immediately become subject to the exclusive control of Agent and property of Agent and applied to the Obligations in accordance with the terms hereof except to the extent set forth in Section 4.15(h)(v).  Agent may maintain the foregoing in effect notwithstanding the waiver or cure of the event or circumstance which caused the Triggering Event; provided that, upon a Satisfaction Event, Agent shall, at the request of any Borrowing Agent, promptly rescind each Account Control Notice, permit Borrowers access to funds on deposit in the Blocked Accounts and Collection Accounts, and cease the daily application of collections to the Obligations until a subsequent Triggering Event occurs.

(iv)           As of the Closing Date, set forth on Schedule 4.15(h) are all of the deposit accounts and securities accounts of each Borrower, Guarantor and their respective Subsidiaries, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the deposit accounts and securities accounts maintained with such Person.  Borrowing Agent shall update Schedule 4.15(h) from time to time to disclose any additional account maintained under Section 4.15(h)(v)(A) which contains a collected balance in excess of $50,000.

(v)           So long as no Event of Default has occurred and is continuing: (A) notwithstanding the requirements of Section 4.15(h)(i) or a pending Cash Dominion Period, Borrowers may deposit the proceeds of cash sales to retail Customers into depository accounts that are neither Collection Accounts nor subject to Blocked Account Agreements, provided that if the aggregate amount deposited in such accounts exceeds $200,000 on the last Business Day of any calendar week, such excess shall be immediately transferred to a Collection Account, and Borrowers shall use commercially reasonable efforts to substitute Agent as the depository bank for such accounts, (B) notwithstanding the requirements of Section 4.15(h)(iii) or a pending Cash Dominion Period, Borrowers may continue to maintain balances in Blocked Accounts located in Canada, provided that on the last Business Day of each calendar month, Borrowers shall cause the aggregate amount on deposit in such accounts in excess of CDN$100,000 to be transferred to a Collection Account, and (C) notwithstanding the requirements of Section 4.15(h)(iii) or a pending Cash Dominion Period, Borrowers may continue to maintain disbursement account balances in Blocked Accounts located in Puerto Rico, provided that on the last Business Day of each calendar month, Borrowers shall cause the aggregate amount on deposit in such accounts in excess of $1,000,000 to be transferred to a Collection Account.

(i)           Adjustments.  No Borrower will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Borrower.

(j)           United States Government Receivables.

(i)           Existing Contracts.  As of the Closing Date, all contracts of a Borrower with the United States or Canada, or any department, agency or instrumentality of any of them, copies of which have been delivered to Agent, are set forth on Schedule 4.15(j).  None of such existing contracts have been assigned in whole or part to any Person.  None of such existing contracts nor future contracts with the United States or Canada, or any department, agency or instrumentality of any of them, nor, in any case, the right to the payment of money thereunder, shall be assigned in whole or part to any Person other than Agent.

(ii)            Contract Assignments.  Borrower shall deliver to Agent (A) on or before the Closing Date, a copy of each contract set forth on Schedule 4.15(j), and (B) after the Closing Date, each material amendment to or extension of a contract on Schedule 4.15(j) and, in the event Borrowing Agent requests that any amounts payable under any contract with the United States, or any department, agency or instrumentality of it, constitute Eligible Governmental Receivables, the applicable Borrower shall deliver a copy of such contract, together with an assignment thereof executed by the applicable Borrower in the form attached hereto as Exhibit 4.15(j) (the “US Assignment”), which will assign the right to payment of any Receivable thereunder to Agent and will include the identity of the contracting officer related thereto.  Agent may, at any time in its sole discretion, upon notice to Borrowing Agent, (A) elect to complete such assignment and deliver it to the applicable contracting officer for acknowledgment and acceptance by such contracting officer and any other Person necessary to comply with the Federal Assignment of Claims Act, and (B) take such other actions as may be required under the Federal Assignment of Claims Act to effect the assignment of such Receivable in accordance with the Federal Assignment of Claims Act.  In such event, Agent may, at any time upon notice to Borrowing Agent, change the payment instructions for all such Receivables assigned to Agent from any Borrower to Agent.

(iii)           Further Assurances.  Upon the request of Agent, made in the Permitted Discretion of Agent, Borrowers shall take all reasonable steps necessary to protect Agent’s interest in any Eligible Government Receivable under the Federal Assignment of Claims Act and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, or any department, agency or instrumentality of it. Each Borrower irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s true and lawful attorney in fact to (A) take any action as may be necessary or desirable to complete any such US Assignment on behalf of such Borrower and to direct the payment of the proceeds thereof; and (B) to execute and deliver the US Assignment on behalf of such Borrower.

(iv)           Central Contractor Registration. No Borrower shall change its registration in the United States Central Contractor Registration database or any replacement registration system established by the United States for the purpose of registering government contractors and accepting payment instructions with respect to Receivables due from the United States, or any department, agency or instrumentality of it (the “CCR”).  Each registered Borrower shall annually update its registration in the CCR and take all other steps necessary to maintain an effective registration with payment instructions for all such Receivables to the Collection Accounts only.   In the event any Borrower changes its registration such that such Receivables are not paid directly and solely to the Collection Accounts, Agent may exercise the power of attorney granted pursuant to Section 4.15(f) to alter such Borrower’s registration as Agent deems appropriate in its sole discretion.

4.16.      Inventory.  To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17.      Maintenance of Equipment.  The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved (reasonable wear and tear excepted).  Each Borrower shall have the right to sell Equipment to the extent set forth in Section 4.3.

4.18.      Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except to the extent caused by Agent’s or such Lender’s gross negligence or willful misconduct.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, will assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.19.      Environmental Matters.

(a)           Borrowers shall ensure that the Real Property and all operations and businesses conducted thereon remains in compliance with all Environmental Laws, and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities and except to the extent that any noncompliance or failure is not reasonably likely to have a Material Adverse Effect.

(b)           Borrowers shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance, except to the extent that any noncompliance or failure is not reasonably likely to have a Material Adverse Effect.

(c)           Borrowers shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws.  Borrowers shall comply with all Applicable Law in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d)           In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any governmental agency responsible in whole or in part for environmental matters in the state in which the Real Property is located (any such person or entity hereinafter the “Authority”), in each instance which is reasonably likely to have a Material Adverse Effect, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e)           [reserved].

(f)           Borrowers shall respond promptly to any such Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien.  If any Borrower shall fail to respond promptly to any such Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, and Agent shall determine that any such failure could have a Material Adverse Effect, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral:  (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, or mitigate any such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.  Evidence of any such expense shall be submitted promptly to Borrowing Agent.

(g)           Promptly upon the written reasonable request of Agent from time to time, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property.  Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent.  If such estimates, individually or in the aggregate, exceed $1,000,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h)           Borrowers shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender.  Borrowers’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, provincial, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances.  Borrowers’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i)           For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of each Borrower’s right, title and interest in and to its owned and leased premises.

4.20.      Financing Statements.  Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2(a) and Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V           REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1.        Authority.  Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents have been duly executed and delivered by each Borrower, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Borrower’s corporate or limited liability company powers, have been duly authorized by all necessary corporate or company action, are not in contravention of law or the terms of such Borrower’s by-laws or certificate or articles of incorporation, or operating agreement or certificate of formation, or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, charter document, instrument, by-law, operating agreement, or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound.

5.2.        Formation, Qualification, Equity Interests, Subsidiaries.

(a)           Each Borrower is duly incorporated or organized and in good standing under the laws of the jurisdiction listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a) which constitute all jurisdictions in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower.  Each Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws or certificate of formation and operating agreement and will promptly notify Agent of any material amendment or changes thereto.

(b)           Set forth on Schedule 5.2(b), is a complete and accurate description, as of the Closing Date, of the authorized Equity Interests of each Borrower (other than the Parent) and their respective Subsidiaries, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Other than as described on Schedule 5.2(b), there are no subscriptions, options, warrants, or calls relating to any Equity Interests of each Borrower or  any of their respective Subsidiaries, including any right of conversion or exchange under any outstanding security or other instrument.  Other than as described on Schedule 5.2(b), as of the Closing Date, no Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interest or any security convertible into or exchangeable for any of its Equity Interests.

(c)           As of the Closing Date, the only Subsidiaries of each Borrower are listed on Schedule 5.2(b).

5.3.        Survival of Representations and Warranties.  All representations and warranties of such Borrower contained in this Agreement and the Other Documents shall be true in all material respects at the time of such Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.        Tax Returns.  Each Borrower’s federal tax identification number or federal business number, as applicable, is set forth on Schedule 5.4.  Each Borrower has filed all federal (including the federal government of Canada), state, provincial, and material local tax returns and other reports each is required by law to file and has paid all material taxes, assessments, fees and other governmental charges that are due and payable, except to the extent Properly Contested.  The provision for taxes on the books of each Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any material deficiency or additional material assessment in connection therewith not provided for on its books.

5.5.        Financial Statements.

(a)          The cash flow, income statement and balance sheet projections of Parent and its Subsidiaries on a consolidated basis, copies of which are annexed hereto as Schedule 5.5(a) (the “Projections”) are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

(b)          The consolidated balance sheets of Parent and its Subsidiaries as of December 31, 2009, and the related consolidated statement of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public or chartered accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of Parent and its Subsidiaries on a consolidated basis at such date and the results of their operations for such period.  Since December 31, 2009, there has been no change in the condition, financial or otherwise, of Parent or its Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Parent or its Subsidiaries, in each instance, which individually or in the aggregate has had a Material Adverse Effect.

5.6.        Entity Names.  Except as set forth on Schedule 5.6, no Borrower, Guarantor or any of their respective Subsidiaries has been known by any other corporate name after December 31, 2006 and does not sell Inventory under any other name, nor has any of them been the surviving or continuing corporation or company of a merger , amalgamation, or consolidation or acquired all or substantially all of the assets of any Person after December 31, 2006.

5.7.        O.S.H.A. and Environmental Compliance.

(a)           Except as set forth on Schedule 5.7, and for noncompliance that is not reasonably likely to have a Material Adverse Effect, each Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the analogous Canadian statutes, and all other Environmental Laws. Except as set forth on Schedule 5.7, there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations and for noncompliance that is not reasonably likely to have a Material Adverse Effect.

(b)           Each Borrower has been issued all required federal, state, provincial, and local licenses, certificates or permits relating to all applicable Environmental Laws except where the failure to obtain the same is not reasonably likely to have a Material Adverse Effect.

(c)           Except as set forth on Schedule 5.7, and except for any of the listed items which are not reasonably likely to have a Material Adverse Effect, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by any Borrower, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and governmental regulations and as are necessary for the operation of the commercial business of any Borrower or of its tenants, and naturally occurring Hazardous Substances.

5.8.        Solvency; No Litigation, Violation, Indebtedness or Default.

(a)           Parent and its Subsidiaries on a consolidated basis are Solvent.

(b)           No Borrower has (i) any pending or threatened litigation, arbitration, actions or proceedings that individually or in the aggregate is reasonably likely to have a Material Adverse Effect, or (ii) any liabilities or indebtedness for borrowed money other than the Obligations and any Indebtedness permitted under this Agreement.

(c)           No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance which violation could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in material violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d)           No Borrower nor any member of the Controlled Group maintains or contributes to any Pension Benefit Plan other than those listed on Schedule 5.8(d).   Except to the extent that any of the following are not reasonably likely to have a Material Adverse Effect, no Pension Benefit Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and under Canadian Employee Benefit Laws in respect of each Plan to which it is obligated to contribute.  No Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event, except to the extent that such Termination Event is not reasonably likely to have a Material Adverse Effect.  Except as set forth on Schedule 5.8(d), none of the Borrowers or any of the Controlled Group is required to provide security to any Pension Benefit Plan under Section 436(f) of the Code or under Canadian Employee Benefit Laws.   As of the Closing Date, Rocky Canada is not and has never been required to contribute to a Canadian Union Plan.

5.9.        Patents, Trademarks, Copyrights and Licenses.  Except for immaterial items of Intellectual Property, all active registered patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, trade names, owned or utilized by any Borrower are set forth on Schedule 5.9 (as of the Closing Date and as such schedule is updated from time to time upon request by Agent), are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the intellectual property rights which are necessary for the operation of its business.  There is no objection to or pending challenge to the validity of any such registered patent, trademark, copyright, design rights, trade name and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto that is reasonably likely to have a Material Adverse Effect.  Except for immaterial items of Intellectual Property, each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by any Borrower and all trade secrets used by any Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof.   Borrowers have used commercially reasonable efforts to maintain each of such items used in their business.  With respect to all software used by any Borrower, such Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto, except where the failure to have such possession would not reasonably be expected to have a Material Adverse Effect.

5.10.      Licenses and Permits.  Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with, and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits is reasonably likely to have a Material Adverse Effect.

5.11.      Default of Indebtedness.  No Borrower is in default in the payment of the principal of or interest on any Indebtedness in excess of $500,000 or under any instrument or agreement under or subject to which such Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12.      No Default.  No Borrower is in default in the payment or performance of any of Material Contract.  All Material Contracts are listed on Schedule 5.12 (as it may be updated from time to time), are in full force and effect and no notice of default or termination has been delivered or threatened with respect thereto.

5.13.      No Burdensome Restrictions.  No Borrower is party to any contract or agreement the performance of which could have a Material Adverse Effect.  As of the Closing Date each Borrower has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject.  No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.      No Labor Disputes.  No Borrower is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto; except where any of the same are not reasonably likely to have a Material Adverse Effect.

5.15.      Margin Regulations.  No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.      Investment Company Act.  No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17.      Disclosure.  No representation or warranty made by any Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18.      Reserved.

5.19.      Conflicting Agreements.  No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20.      Application of Certain Laws and Regulations.  No Borrower nor any Subsidiary is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21.      Business and Property of Borrowers.  Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the manufacture, import, export, distribution, and sale of branded footwear and apparel, and related products, and activities necessary to conduct the foregoing and any business reasonably incidental thereto.  On the Closing Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.

5.22.      Section 20 Subsidiaries.  Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.23.      Anti-Terrorism Laws.

(a)           General.  Neither any Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           Executive Order No. 13224.  Neither any Borrower nor any Affiliate of any Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)          a Person owned or  controlled  by, or acting for or on behalf  of,  any  Person  that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)         a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)         a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)          a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)         a Person or entity who is affiliated or associated with a Person or entity listed above.

(c)           Transactions.  Neither any Borrower nor to the knowledge of any Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(d)           Foreign Extraterritorial Measures Act (Canada).  It shall not be considered a breach of the representations and warranties contained in Section 5.23 or Section 5.24 if Rocky Canada is unable to make any of the foregoing representations and warranties regarding its activities and affairs due to compliance by it with the Foreign Extraterritorial Measures Act (Canada) (“FEMA”) or any other Applicable Law in effect in Canada.

5.24.      Trading with the Enemy.  No Borrower has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.25.      Reserved.

5.26.      Withholdings and Remittances.  Each Borrower has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Canadian Income Tax Act and provincial tax legislation all amounts required by Applicable Law to be withheld, including all payroll deductions required to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Body.  Each Borrower has remitted all Benefit Plan normal or regular contributions, provincial pension plan contributions, all contributions required under the Canada Pension Plan Act (Canada), employment insurance premiums, employer health taxes and other taxes payable by it in respect of its employees and has remitted such amounts to the proper Governmental Body within the time required under Applicable Law.

VI          AFFIRMATIVE COVENANTS.

Each Borrower shall, and shall cause Guarantor, and each of their respective Domestic Subsidiaries to, until payment in full of the Obligations and termination of this Agreement:

6.1.        Payment of Fees.  Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Collection Accounts as provided for in Section 4.15(h).  Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2.        Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral except where the failure to do so could reasonably be expected to have a Material Adverse Effect; (b) keep in full force and effect its existence and comply in all material respects with Applicable Law governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or Canada or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3.        Reserved.

6.4.        Government Receivables.  Take all steps necessary to protect Agent’s interest in any Eligible Government Receivable under the Federal Assignment of Claims Act, the Uniform Commercial Code, the PPSA, and all other Applicable Law and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any such Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5.        Fixed Charge Coverage Ratio.  Cause to be maintained for Parent and its Subsidiaries on a consolidated basis, a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00; provided that testing of compliance with the foregoing Fixed Charge Coverage Ratio requirement shall not occur until a Triggering Event.  Upon a Triggering Event, the Fixed Charge Coverage Ratio shall be calculated and tested for the twelve (12) months preceding the calendar month in which the Triggering Event occurs. Testing shall continue as of each fiscal quarter end thereafter on a historical rolling four (4) quarters basis until a Satisfaction Event occurs.

6.6.        Execution of Supplemental Instruments.  Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.7.        Payment of Indebtedness.  Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and matters which may be Properly Contested in accordance with this Agreement, and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8.        Standards of Financial Statements.  Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9.        Reserved.

VII         NEGATIVE COVENANTS.

No Borrower, Guarantor, nor any of their respective Subsidiaries shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1.        Merger, Consolidation, Acquisition and Sale of Assets.

(a)           Other than a Permitted Acquisition, and any merger, consolidation, amalgamation, or other reorganization of a Borrower into another Borrower, enter into any merger, consolidation, amalgamation, or other reorganization with or into any other Person or permit any other Person to consolidate with or merge or amalgamate with it.

(b)           Other than a Permitted Acquisition, any Permitted Investment and any acquisition, transfer or contribution of assets of a Borrower to another Borrower, acquire: (i) all or substantially all of the assets of any business, or any operating unit or division of any Person, whether through the purchase of assets, merger, combination, amalgamation or otherwise, or (ii) acquire a majority (by number of share or voting power) of the voting interests or other Equity Interests of any Person.

(c)           Sell, lease, transfer or otherwise dispose of any of its properties or assets, except Permitted Dispositions; it being understood that nothing in this clause (c) is intended to restrict advances and payment of customer deposits, trade payables and other accrued expenses and liabilities incurred in the Ordinary Course of Business of Borrowers and Guarantors.

7.2.        Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3.        Guarantees.  Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Agent or Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of $100,000 outstanding for Parent and its Subsidiaries on a Consolidated Basis, (c) the endorsement of checks in the Ordinary Course of Business, and (d) Permitted Guarantees.

7.4.        Investments.  Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except Permitted Investments.

7.5.        Loans.  Make advances, loans or extensions of credit to any Person, including any Affiliate except for Permitted Advances.

7.6.        Reserved.

7.7.        Dividends.  Declare, pay or make any dividend or distribution on any shares of the Equity Interests of Parent (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests, or of any options to purchase or acquire any such Equity Interests of Parent, except that Parent shall be permitted to pay dividends to its shareholders or apply any of its funds to such purchase, redemption, retirement or acquisition each fiscal quarter in an amount not in excess of 50% of the net income of the Parent and its Subsidiaries on a consolidated basis for the immediately prior fiscal quarter provided that (a) after giving effect to the payment of any of the foregoing there shall not exist any Event of Default or Default, (b) a notice of termination with regard to this Agreement shall not be outstanding, (c) Undrawn Availability is at least $7,000,000 immediately after giving effect to each such payment, (d) the proforma Fixed Charge Coverage Ratio of Parent and its Subsidiaries on a consolidated basis is at least 1.25 to 1.00 for the twelve (12) month period ending on the last day of the fiscal month prior to the month of the proposed payment, after giving effect to such payment, as evidenced by a pro-forma Compliance Certificate delivered by the Borrowing Agent, and (e) each such payment may be made only after Agent shall have received a Compliance Certificate for such immediately prior fiscal quarter.  All calculations and projections to be made pursuant to this Section shall be subject to the Agent’s approval and provided to the Agent prior to the making of the applicable payment.

7.8.        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except in respect of (a) Indebtedness to Lenders; (b) Indebtedness incurred for Capital Expenditures in an amount not in excess of $5,000,000 outstanding at any time for Parent and its Subsidiaries on a Consolidated Basis; (c) Indebtedness included within the Purchase Price for a Permitted Acquisition, provided such Indebtedness is subject to a subordination agreement acceptable to Agent in its sole discretion; (d) intercompany Indebtedness (which, for clarification, does not include trade payables incurred in the Ordinary Course of Business) between any Borrowers, or between Parent and its Subsidiaries, provided that the aggregate outstanding amount of any such intercompany Indebtedness owing at any time by Subsidiaries that are not Borrowers to Borrowers shall not exceed $10,000,000 outstanding; (e) Indebtedness to shareholders of Parent from share repurchases and redemptions under the stockholders agreements not to exceed $500,000 in the aggregate incurred in any Fiscal Year for Parent and its Subsidiaries on a Consolidated Basis; (f) other Indebtedness in the aggregate at any time outstanding of $1,000,000 for Parent and its Subsidiaries on a Consolidated Basis; (g) Indebtedness of any Borrower listed on Schedule 7.8; (h) Indebtedness incurred in connection with the financing of Borrowers’ insurance premiums; (i) Indebtedness incurred in connection with Hedge Agreements, in all cases not for speculative purposes, not to exceed in the aggregate a maximum liability for the termination of such any and all such agreements of $7,500,000 at any time outstanding for Parent and its Subsidiaries on a Consolidated Basis; (j) obligations under any lease which is accounted for by the lessee as an operating lease and under which the lessee is intended to be the “owner” of the leased property for Federal income tax purposes; and (k) Indebtedness permitted by Section 7.3.

7.9.        Nature of Business.  (a) Substantially change the nature of the businesses in which it is presently engaged, or (b) fail to promptly notify Agent in the event that any Foreign Subsidiary that is not a Borrower or Guarantor, sells goods or services to any Person other than an Affiliate.

7.10.      Transactions with Affiliates.  Other than any transaction by and between, or among, Parent, Borrowers and their respective Subsidiaries, in each such case in a manner that is not materially economically detrimental to any Borrower, no Borrower or Guarantor shall directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except to the extent otherwise expressly permitted hereby or pursuant to the reasonable requirements of the Borrowers' businesses and upon fair and reasonable terms no less favorable to Borrowers than would be obtained in a comparable arm's-length transaction with a Person other than an Affiliate.

7.11.      Reserved.

7.12.      Subsidiaries.  Form any Subsidiary unless (a) (i) in the case of a Domestic Subsidiary, it expressly joins in this Agreement as a borrower or Guarantor and becomes jointly and severally liable for the Obligations, or (ii) in the case of a Foreign Subsidiary, 65% of the Equity Interests of such Foreign Subsidiary are pledged as Collateral, and (b) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

7.13.      Fiscal Year and Accounting Changes.  Change its fiscal year from December 31 or make any significant change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

7.14.      Pledge of Credit.  Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any Advances in or for any business other than Borrowers’ or otherwise in accordance with this Agreement.

7.15.      Amendment of Articles of Incorporation, By-Laws, Certificate of Formation, Operating Agreement; Change of Name.

(a)           Amend, modify or waive any term or material provision of its Articles of Incorporation, By-Laws, Certificate of Formation, or Operating Agreement unless required by law but subject to Section 7.15(b).

(b)           Change its name, FEIN, organizational identification number, business number assigned by the Canada Revenue Agency, company number, jurisdiction of organization, or organizational identity or status; provided, however, that a Borrower may change its name and Rocky Canada may continue into another jurisdiction other than Ontario upon at least 15 days’ prior written notice by the applicable Borrower to Agent of such change or continuation and so long as, at the time of such written notification, such Borrower provides any financing or registration statements necessary to perfect and continue perfected Agent’s Liens.

7.16.      Compliance with ERISA.  (a) Become obligated, or permit a member of the Controlled Group to become obligated, to contribute to a Benefit Plan except the Rocky Brands, Inc. Retirement Plan or as required pursuant to collective bargaining, or (b) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code with respect to any Benefit Plans in a manner reasonably likely to have a Material Adverse Effect.

7.17.      Prepayment of Indebtedness.  Except for the repayment in full of the GECC Loan, at any time, directly or indirectly, prepay any Indebtedness in an amount exceeding $500,000 (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower.

7.18.      Anti-Terrorism Laws.  No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:

(a)           Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b)           Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c)           Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law.  Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section.

Provided, however, that Rocky Canada shall be required to comply with Section 7.18 or Section 7.20 to the extent that such compliance would violate or otherwise contravene FEMA or any other Applicable Law in effect in Canada.

7.19.      Membership/Partnership Interests.  Elect to treat or permit any of its Subsidiaries to (a) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or by the Securities Transfer Act of any Canadian jurisdiction, or (b) certificate its limited liability company membership interests or partnership interests, as the case may be.

7.20.      Trading with the Enemy Act.  No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to engage in any business or activity in violation of the Trading with the Enemy Act.

VIII       CONDITIONS PRECEDENT.

8.1.        Conditions to Initial Advances.  The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)           Note.  Agent shall have received the Note duly executed and delivered by an authorized officer of each Borrower;

(b)           Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code or PPSA financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence reasonably satisfactory to it, of each such filing, registration or recordation and reasonably satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c)           Corporate Proceedings of Borrowers.  Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the board of directors or managers of each Borrower authorizing (i) the execution, delivery and performance of this Agreement and the Other Documents (collectively the “Documents”) and (ii) the granting by each Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of each Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d)           Incumbency Certificates of Borrowers.  Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e)           Certificates.  Agent shall have received a copy of the Articles or Certificate of Incorporation or Formation of each Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation (or in the case of Rocky Canada, certified by the Secretary of Rocky Canada) or formation, as applicable, together with copies of the By-Laws (or equivalent governing document) of each Borrower certified as accurate and complete by the Secretary or Assistant Secretary of each such Borrower;

(f)           Good Standing Certificates.  Agent shall have received good standing certificates for each domestic Borrower dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of the jurisdiction of incorporation or formation, as applicable, of each such Borrower;

(g)           Legal Opinions.  Agent shall have received the executed legal opinions of the Borrowers’ U.S. and Canadian counsel in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement and the Other Documents, and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(h)           No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(i)           Financial Condition Certificates.  Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(i).

(j)           Collateral Examination.  Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, Eligible Real Property, and Equipment of each Borrower and all books and records in connection therewith;

(k)           Fees.  Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III;

(l)           Insurance.  Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrowers’ casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrowers’ liability insurance policies, together with endorsements naming Agent as a co-insured or as an additional insured in the case of Canadian insurance policies;

(m)           Payment Instructions.  Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(n)           Blocked Accounts.  Agent shall have received duly executed agreements establishing the Blocked Accounts or Collection Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

(o)           Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral;

(p)           No Adverse Material Change.  (i) since December 31, 2009 there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(q)           Collateral Access Agreements.  Agent shall have received Collateral Access Agreements satisfactory to Agent with respect to the Access Agreement Locations;

(r)           Other Documents.  Agent shall have received the executed Other Documents, all in form and substance satisfactory to Agent;

(s)           Contract Review.  Agent shall have reviewed all Material Contracts of Borrowers including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(t)           Borrowing Base.  Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(u)           Undrawn Availability.  After giving effect to the initial Advances hereunder, including for all fees and expenses related to the subject transactions, Borrowers shall have Undrawn Availability of at least $10,000,000; and

(v)           Compliance with Laws.  Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, provincial, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act.

(w)           Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2.        Conditions to Each Advance.  The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)           Representations and Warranties.  Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that any such representation or warranty relates to a specified date, in which each such representation and warranty shall be true and correct in all material respects on and as of such specified date;

(b)           No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may (subject to the provisions in Section 16.2(b)) continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)           Maximum Advances.  In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX          INFORMATION AS TO BORROWERS.

Each Borrower shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1.        Disclosure of Material Matters.  Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any material portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2.        Schedules.  Deliver to Agent on or before the fifteenth (15th) day of each month as and for the prior month (a) Receivables ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) a report of sales, credits, and collections, (d) Inventory reports, and (e) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement); provided that, the Borrowers may, but shall not be obligated to (except as set forth in the following sentence), deliver the foregoing more frequently than once per month.  Commencing upon Undrawn Availability plus Qualified Cash being less than $15,000,000 for a period in excess of five (5) consecutive days after the 45th day following the Closing Date, unless waived by Agent in its sole discretion or until Undrawn Availability plus Qualified Cash exceeds $17,000,000 for a period in excess of ten (10) consecutive days thereafter), deliver to Agent on or before the second (2nd) Business Day of each week as and for the prior week, a report of sales, credits, and collections (which shall be calculated as of the last day of the prior week and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement).  In addition, each Borrower will deliver to Agent at such intervals as Agent may require in its Permitted Discretion:  (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, (iv) reports on Priority Payables, and (v) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require including trial balances and test verifications.  Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder.  The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by Borrowing Agent and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3.        Environmental Reports.  Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.9, with a Compliance Certificate stating, to his actual knowledge, that each Borrower, Guarantor and each of their respective Subsidiaries is in compliance in all material respects with all federal, state, provincial and local Environmental Laws.  To the extent any Borrower, Guarantor or any of their respective Subsidiaries is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action it will implement in order to achieve full compliance.  In each case where potential liability or responsibility is reasonably likely to be in excess of $500,000, Borrowing Agent shall also promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any site owned, operated or used by Borrower, Guarantor or any of their respective Subsidiaries to dispose of Hazardous Substances and shall continue to forward copies of material correspondence between it and the Authority regarding such claims to Agent until the claim is settled.  Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Borrower is required to file under any Environmental Laws.  Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

9.4.        Litigation.  Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower, Guarantor or any of their respective Subsidiaries which involves an amount in excess of $500,000.

9.5.        Material Occurrences.  Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness in the amount of $500,000 or more, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Borrower, Guarantor or any of their respective Subsidiaries which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6.        Government Receivables.  Furnish Agent with any material correspondence or amendments related to any contracts between Borrower and any Governmental Body.

9.7.        Annual Financial Statements.  Furnish Agent within ninety (90) days after the end of each fiscal year, financial statements of Parent and its Subsidiaries on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers.  The reports shall be accompanied by a Compliance Certificate with a calculation of the Fixed Charge Coverage Ratio for the applicable fiscal year.

9.8.        Reserved.

9.9.        Monthly Financial Statements.  Furnish Agent within thirty (30) days after the end of each month (other than the months of March, June and September, which shall be furnished within forty-five (45) days after the end of each such month and ninety (90) days after the end of December) for Parent and its Subsidiaries on a consolidated basis, an unaudited balance sheet and unaudited statements of income and cash flow reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments.  The reports shall be accompanied by a Compliance Certificate, and each Compliance Certificate corresponding with a quarter-end shall include a calculation of the Fixed Charge Coverage Ratio for the most recent four (4) quarters.

9.10.      Other Reports.  Except to the extent the following are made available to the public generally and can be obtained by Agent without cost or expense on a timely basis, furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of (i) such financial statements, reports and returns as each Borrower shall send to its stockholders, (ii) all press releases and all statements concerning material changes or developments in the business of any Borrower, Guarantor or their respective Subsidiaries made available by the Borrower, Guarantor and each of their respective Subsidiaries to the public or any other creditor, and (iii) copies of all reports and registration statements filed with the SEC or any national or foreign securities exchange or the National Association of Securities Dealers, Inc.

9.11.      Additional Information.  Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Note have been complied with by Borrowers including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12.      Projected Operating Budget.  Furnish Agent, no later than thirty (30) days after the beginning of each Borrower’s fiscal year commencing with fiscal year 2011, for Parent and its Subsidiaries on a consolidated basis, a month by month projected income statement, cash flow and balance sheet for such fiscal year.

9.13.      Variances From Operating Budget.  Borrowing Agent shall provide to Agent, upon request, a written analysis of specified material variances from the budget described in Section 9.12.

9.14.      Notice of Suits, Adverse Events.  Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is reasonably likely to have a Material Adverse Effect, and (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent.

9.15.      ERISA Notices and Requests.  Furnish Agent with written notice promptly and in any event within fifteen (15) days after any Borrower or any member of the Controlled Group thereof knows or has reason to know, of the following described events which individually or in the aggregate are reasonably likely to have a Material Adverse Effect: (i) (A) any Termination Event with respect to any Pension Benefit Plan or Canadian Pension Plan (if applicable) has occurred, or (B) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Code or the equivalent provision under any federal, state, provincial, local or foreign counterparts or equivalents thereof (other than any Canadian Employee Benefit Laws) with respect to a Pension Benefit Plan, a statement of an officer of Borrowing Agent setting forth the details of such occurrence and the action, if any, which Borrowers or such member of the Controlled Group proposes to take with respect thereto, (ii) receipt thereof by any Borrower or any member of the Controlled Group thereof from the PBGC, copies of each notice received by any Borrower or any member of the Controlled Group thereof of the PBGC’s intention to terminate any Pension Benefit Plan or to have a trustee appointed to administer any Pension Benefit Plan, (iii) if requested by Agent, copies of each Schedule B (Actuarial Information) or the federal, state, provincial, local or foreign equivalent thereof to the annual report (Form 5500 Series) or the federal, state, local or foreign equivalent thereof with respect to each Canadian Pension Plan, Pension Benefit Plan and Multiemployer Plan, (iv) any required installment within the meaning of Section 412 of the Code or the equivalent provision under any federal, state, provincial, local or foreign counterparts or equivalents thereof has not been made when due with respect to a Pension Benefit Plan or Canadian Pension Plan, (v) receipt thereof by any Borrower or any member of the Controlled Group thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Borrower or any member of the Controlled Group thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or the equivalent provision under any federal, state, provincial, local or foreign counterparts or equivalents thereof (other than any other than any Canadian Employee Benefit Laws) or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA or the equivalent provision under any federal, state, provincial, local or foreign counterparts or equivalents thereof (other than any other than any Canadian Employee Benefit Laws), and (vi) copies of each notice of a plant closing or mass layoff (as defined in WARN) to employees sent by any Borrower or any member of the Controlled Group thereof.  Borrowing Agent shall furnish Agent written notice if any Borrower is ever required to contribute to a Canadian Union Plan.

9.16.      Additional Documents.  Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17.      Cash Reporting; Liquidity Calculation.

(a)           Furnish Agent, no later than the second (2nd) Business Day of each week, a schedule of Qualified Cash by account and Undrawn Availability, each as of the end of each Business Day during the prior week; provided however, notwithstanding such daily calculation of total Undrawn Availability, the trade payable component of Undrawn Availability shall only be updated and adjusted for the purpose of this Section on the fifteenth (15th) and thirtieth (30th) day of each calendar month (or the next following Business Day if not a Business Day).

(b)           Furnish Agent, no later than the fifth (5th) Business Day of each fiscal quarter, a Liquidity Calculation for the prior fiscal quarter.

X           EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.      Nonpayment.  (a) Failure to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment, or (b) failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document within three (3) Business Days after the same shall become due, provided however that such three (3) Business Day cure period shall only be applicable in the event that Agent fails to charge such amounts to the Borrowers’ Account and such failure by Agent is not the result of any condition set forth in Section 8.2 being unsatisfied;

10.2.      Breach of Representation.  Any representation or warranty made or deemed made in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3.      Financial Information.  Failure by any Borrower, Guarantor or their respective Subsidiaries to (a) furnish financial information, (i) required to be furnished on or before a certain date or within a specified period in accordance with this Agreement, which is not cured within two (2) Business Days from the earlier of notice of such failure from the Agent to the Borrowing Agent or the time the Chief Executive Officer or Chief Financial Officer of the Borrowing Agent first becomes aware of such failure, or (ii) when requested in writing which is unremedied for a period of five (5) Business Days after such request, or (b) permit the inspection of its books or records in accordance with this Agreement, which is not cured within two (2) Business Days from the earlier of notice of such failure from the Agent to the Borrowing Agent or the time the Chief Executive Officer or Chief Financial Officer of the Borrowing Agent first becomes aware of such failure;

10.4.      Judicial Actions.  Issuance by the United States of America or any department or instrumentality thereof or by any state or other governmental agency of a notice of Lien, levy, assessment, injunction or attachment (other than a Permitted Lien) in excess of $500,000 against any Collateral which is not stayed, discharged, or lifted within thirty (30) days;

10.5.      Noncompliance.  Except as otherwise provided for in Sections 10.1 and 10.3, failure or neglect of any Borrower, Guarantor, or any of their respective Subsidiaries to perform, keep or observe any term, provision, condition, covenant contained in this Agreement, any Other Document, or any other agreement, now or hereafter entered into between Borrower, Guarantor, or any of their respective Subsidiaries, and Agent or any Lender and the failure or inability of it to cure within fifteen (15) days after notice thereof from Agent; provided that such notice and cure period will not apply to any such failure or neglect: (i) which Agent determines cannot be cured during such period, (ii) which has previously occurred two (2) times or more during the Term, (iii) which is with respect to any negative covenant in Article VII herein, (iv) which is with respect to any of Sections 2.5, 4.10, 4.11, 4.13, 4.14, 4.15(d), (h) or (j), or 6.5 herein, or (v) which is with respect to any Lender-Provided Hedge;

10.6.      Judgments.  Any judgment or judgments for the payment of money shall be rendered against any Borrower, Guarantor, or any of their respective Subsidiaries unless: (a) (i) such judgment or judgments are less than $1,500,000 in the aggregate, (ii) enforcement of each such judgment is stayed, (iii) each such judgment is being contested in good faith, and (iv) reserves satisfactory to Agent are established by Borrowers or each such judgment is covered by valid insurance satisfactory to Agent, or (b) such judgment or judgments are less than $1,500,000 in the aggregate and are satisfied within 14 days after entry thereof;

10.7.      Bankruptcy.  Any Borrower, Guarantor, or any of their respective Subsidiaries shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state, provincial or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief or reorganization of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws,  or (vii) take any action for the purpose of effecting any of the foregoing;

10.8.      Inability to Pay.  Any Borrower, Guarantor, or any of their respective Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business unless such ceased operations are assumed by another Borrower, Guarantor, or their respective Subsidiaries;

10.9.      [Reserved].

10.10.    Lien Priority.  Any Lien created hereunder or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, subject to Permitted Encumbrances and except as otherwise permitted under this Agreement, in each instance other than as a direct result of the failure of Agent or any Lender to take any action within its control;

10.11.    Cross Default.  A failure of any Borrower, Guarantor, or any of their respective Subsidiaries to pay when due any principal or interest on any Indebtedness (other than the Obligations) in the individual principal amount in excess of $750,000 or having an aggregate principal amount in excess of $1,500,000 under any agreement for borrowed money or default by any Borrower, Guarantor, or any of their respective Subsidiaries in any agreement evidencing any such Indebtedness, if such breach causes the holder of such Indebtedness to accelerate the maturity thereof or declare such Indebtedness due prior to its stated maturity;

10.12.    Breach of Guaranty.  Termination or breach of any Guaranty or Guaranty Security Agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement;

10.13.    Change of Control.  Any Change of Control shall occur;

10.14.    Invalidity.  Any material provision of this Agreement or of any material Other Document shall, for any reason, ceases to be valid and binding on any Borrower or Guarantor, or any Borrower or Guarantor shall so claim in writing to Agent or any Lender;

10.15.    Licenses.   (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Borrower, Guarantor, or any of their respective Subsidiaries, the continuation of which is material to the continuation of any of their businesses, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Borrower’s, Guarantor’s, or any of their respective Subsidiaries’ business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent, and such revocation, termination, suspension, proceeding or recommendation is reasonably likely to have a Material Adverse Effect; (ii) any agreement which is necessary or material to the operation of any Borrower’s, Guarantor’s, or any of their respective Subsidiaries’ business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.16.    Seizures.  A portion of the Collateral with a value in excess of $1,000,000 shall be seized or taken by a Governmental Body, or any Borrower, Guarantor, or any of their respective Subsidiaries or the title and rights of any Borrower, Guarantor, or any of their respective Subsidiaries shall have become the subject matter of a claim, litigation, suit or other proceeding which Agent has determined in the exercise of its Permitted Discretion, upon final determination, is reasonably likely result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.17.    Operations.  The operations of any Borrower’s, Guarantor’s, or any of their respective Subsidiaries’ manufacturing facility are interrupted at any time for more than thirty (30) consecutive days, unless such Borrower, Guarantor or Subsidiary shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three (3) month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this Section, an Event of Default shall be deemed to have occurred if such Borrower, Guarantor or Subsidiary shall be receiving the proceeds of business interruption insurance for a period of six (6) months; or

XI          LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.      Rights and Remedies.

(a)           Upon the occurrence and during the continuance of (i) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter, at the option of Required Lenders, all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances.  Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and PPSA and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  In compliance with Applicable Law, Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) Business Days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower.  Each Borrower waives any right to require a marshalling of assets.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.6.  Noncash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b)           Upon the occurrence and during the continuance of an Event of Default, in connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual irrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (i) trademarks, trademark applications, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory, and (ii) Equipment for the purpose of completing the manufacture of unfinished goods.

(c)           Upon the occurrence and during the continuance of an Event of Default, to the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral.  Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing contained in this Section11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2.      Agent’s Discretion.  Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3.      Setoff.  Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender to reduce the Obligations.

11.4.      Appointment of Receiver.

(a)           Upon the occurrence and during the continuation of an Event of Default, Agent shall be entitled to the immediate appointment of a receiver for all or part of the Collateral, whether such receivership is incidental to a proposed sale of the Collateral or otherwise.  In such event, Agent may take proceedings in any court of competent jurisdiction for the appointment of a receiver of the Collateral or of any part thereof or may, to the extent permitted by Applicable Law, by instrument in writing appoint any Person to be a receiver of the Collateral or of any part thereof and may remove any receiver so appointed by Agent and appoint another in that Person's stead.  Any such receiver appointed by instrument in writing shall, to the extent permitted by Applicable Law, have all of the rights, remedies, benefits and powers of Agent under this Agreement or under the PPSA or otherwise and, without limiting the generality of the foregoing, any such receiver (or Agent) shall have the power to, to the full extent permitted by Applicable Law:

(i)           take possession of the Collateral or any part thereof;

(ii)          carry on or concur in carrying on all or any part or parts of the business of the Borrowers relating to the Collateral;

(iii)         file such proofs of claim and other documents as may be necessary or advisable in order to have such receiver's claim lodged in any bankruptcy, winding-up or other judicial proceedings relative to the Borrowers or Guarantors;

(iv)         borrow money required for the seizure, repossession, retaking, repair, insurance, maintenance, preservation, protection, collection, preparation for disposition, disposition or realization of the Collateral or any part thereof and for the enforcement of this Agreement or for the carrying on of the business of the Borrowers or Guarantors on the security of the Collateral in priority to the security interest created under this Agreement; and

(v)          sell, lease or otherwise dispose of, or concur in the sale, lease or other disposition of, the whole or any part of the Collateral at public auction, by public tender or by private sale, lease or other disposition, either for cash or upon credit, at such time and upon such terms and conditions as the receiver may determine.

Any such receiver shall for all purposes be deemed to be the agent of the Borrowers and Guarantors.  Agent may from time to time fix a commercially reasonable remuneration of such receiver. Agent shall not in any way be responsible for any misconduct or negligence of any such receiver. Each Borrower hereby consents to the appointment of any such a receiver without bond, to the full extent permitted by Applicable Law.

(b)           Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, with respect to any Collateral located in Canada, Agent is hereby specifically authorized to seek the appointment of a receiver or a receiver-manager under the laws of Canada or any Province thereof (a “Canadian Receiver”) upon or during the continuation of an Event of Default, to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by Applicable Law, may seek the appointment of such a Canadian Receiver without the requirement of prior notice or a hearing.  Any such Canadian Receiver shall, so far as concerns responsibility for his/her acts, be deemed agent of Borrowers and Guarantors and not Agent or the Lenders. Agent shall not incur any liability to the Canadian Receiver, the Borrowers or Guarantor or otherwise and shall not in any way be responsible for any misconduct or negligence of any such Canadian Receiver. Subject to the provisions of the instrument appointing him/her, to the extent by Applicable Law, any such Canadian Receiver shall have power to take possession of Collateral, to preserve Collateral or its value, to carry on or concur in carrying on all or any part of the business of the Borrowers and Guarantors and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral.  To facilitate the foregoing powers, any such Canadian Receiver may, to the exclusion of all others, including the Borrowers and Guarantors, to the extent permitted by Applicable Law, enter upon, use and occupy all premises owned or occupied by the Borrowers or Guarantors wherein Collateral may be situated, maintain Collateral upon such premises, borrow money on a secured or unsecured basis and use Collateral of the Borrowers and Guarantors directly in carrying on their business or as security for loans or advances to enable the Canadian Receiver to carry on the their business or otherwise, as such Canadian Receiver shall, in its discretion, determine.  Except as may be otherwise directed by Agent, all money received from time to time by such Canadian Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent.  Every such Canadian Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and Lenders.  Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Canadian Receiver by virtue of the foregoing provisions of this Section.

11.5.      Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.6.      Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above and Agent may convert any amounts to Dollars or Canadian Dollars as necessary to make such application; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.6.

XII        WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.      Waiver of Notice.  Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.      Delay.  No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.      Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII       EFFECTIVE DATE AND TERMINATION.

13.1.      Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until October 20, 2015 (the “Term”) unless sooner terminated as herein provided.  Borrowers may terminate this Agreement at any time upon ten (10) days’ prior written notice and payment in full of the Obligations.  Such notice shall be irrevocable.  .

13.2.      Termination.

(a)          The termination of the Agreement shall not affect any Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated.  Until such event, the security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification reasonably satisfactory to Agent and Lenders with respect thereto.  Accordingly, in such event, each Borrower waives any rights which it may have under the Uniform Commercial Code, the PPSA, or other Applicable Law, to demand the filing of termination statements (or the equivalent) with respect to the Collateral, and Agent shall not be required to send such termination statements (or the equivalent) to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

(b)         Upon termination of this Agreement and full and indefeasible payment of the Obligations to Agent and Lender (other than any Obligations which expressly survive the termination of this Agreement) in accordance with Section 13.1(a), (i) all rights and remedies of each Borrower, Agent and each Lender hereunder shall cease, other than those which survive termination, and (ii) Agent and each Lender agrees to execute and deliver, as applicable, to Borrowing Agent or a designated agent (i) all property pledged and delivered to Agent or any Lender (including without limitation stock or other certificates, notes receivable, certificates of title, direct pay notices to account debtors, change of address forms and other instruments, together with accompanying stock powers and allonges in the forms delivered to Agent or any Lender; (2) the original promissory notes executed in connection with the Obligations marked “CANCELLED”; (3) all guaranty agreements, indemnification agreements and other accommodation agreement executed by any guarantor, marked “CANCELLED”; (4) mortgage or deed of trust releases against any Real Property of any Borrower or Guarantor, releases of any liens or encumbrances filed against any Intellectual Property or property subject to any title laws and other like releases, and (5) UCC-3 termination statements with respect to the Uniform Commercial Code and PPSA filings made by Agent in respect of each Borrower or Guarantor, as applicable.

XIV       REGARDING AGENT.

14.1.      Appointment.  Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.      Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower.  The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3.      Lack of Reliance on Agent and Resignation.  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof.  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4.      Certain Rights of Agent.  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5.      Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6.      Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7.      Indemnification.  To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8.      Agent in its Individual Capacity.  With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9.      Delivery of Documents.  To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10.    Borrowers’ Undertaking to Agent.  Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11.    No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12.    Other Agreements.  Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender.  Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.13.    Delegation.  The Agent may execute any of its duties under this Agreement and the Other Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  The Agent reserves the right to execute any of its duties under this Agreement or any Other Document by or through agents, including a separate Canadian agent, to hold or realize on the Collateral or enforce this Agreement or any Other Document.

XV         BORROWING AGENCY.

15.1.      Borrowing Agency Provisions.

(a)           Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)           The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request.  Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof.  To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)           All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof.  Each Borrower waives all suretyship defenses.

15.2.      Waiver of Subrogation.  Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

15.3.      Cross Guaranty.  Without limiting the joint and several nature of the Obligations, each Borrower hereby unconditionally guaranties the full and prompt payment and performance when due, whether by acceleration or otherwise, and at all times thereafter, of any and all present and future Obligations of each other Borrower.  This guaranty shall in all respects be a continuing, absolute and unconditional guaranty of payment and performance (and not of collection), and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of any Borrower).  Each Borrower hereby absolutely, unconditionally and irrevocably waives and agrees not to assert or take advantage of any defense based upon an election of remedies by Agent or any Lender, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or impairs any right of subrogation or the right of a Borrower to proceed against any Person for reimbursement or both.

15.4.      Subordination.

(a)           Each Borrower hereby covenants and agrees that, as provided herein, all indebtedness, intercompany charges and other sums owing and claims of any nature whatsoever owed (other than payments or remittances of employee withholding, wages, pension payments, tax payments, trust funds and similar items) to such Borrower by any other Borrower, Guarantor or any of their respective Subsidiaries (“Intercompany Obligations”), the payment of the principal of and interest thereon and any lien or security interest therefor are hereby expressly made subordinate and subject in right of payment to this Agreement or the prior payment in full of:  (a) all Obligations now or hereafter incurred by any Borrower under this Agreement or any of the Other Documents, (b) interest thereon (including any such interest accruing subsequent to the filing by or against any Borrower of any proceeding brought under the Bankruptcy Code, whether or not such interest is allowed as a claim pursuant to the provisions of the Bankruptcy Code), and (c) all fees, expenses, indemnities and other amounts now or hereafter payable pursuant to or in connection with this Agreement and all Other Documents (collectively the “Senior Obligations”), and any lien on any property or asset securing the Senior Obligations.  No payment or prepayment of any Intercompany Obligations (whether of principal, interest or otherwise) shall be made at any time prior to the payment in full, in cash, of the Senior Obligations, provided that the Borrowers may make payments (but not prepayments) of Intercompany Obligations in the Ordinary Course of Business to the extent that such payments are not otherwise prohibited by this Agreement and at the time of, and immediately after giving effect to, any such payment, no Event of Default exists and is continuing.  If any default occurs under the Intercompany Obligations, no Borrower will demand, accelerate, declare a default under, sue for, set off, accept, take or receive, directly or indirectly, in cash or other property or in any other manner, any payment of all or any part of the Intercompany Obligations without Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(b)           Each Borrower agrees that any right of possession it has to any Real Property (pursuant to a written lease or otherwise) shall be subject and subordinate to the rights of Agent hereunder and under any Mortgage thereon.   Each Borrower which holds title to any of the Real Property hereby waives any Lien it holds on the Collateral of any other Borrower located at such Real Property and shall grant access to Agent to such Real Property and Collateral in accordance with this Agreement notwithstanding the terms of any lease or other occupancy agreement to the contrary.

15.5.      No Disposition.  No Borrower will sell, assign, pledge, encumber or otherwise dispose of any of the Intercompany Obligations owed to it unless permitted by the terms of this Agreement or Other Documents.

XVI        MISCELLANEOUS

16.1.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applied to contracts to be performed wholly within the State of Ohio.  Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of Ohio, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court.  Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the State of Ohio.

16.2.      Entire Understanding.

(a)           This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)           The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i)           increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Revolving Advance Amount.

(ii)          extend the maturity of any Note or the due date for any amount of interest, fees, or principal payable hereunder (other than mandatory prepayments), or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement.

(iii)         alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2.

(iv)        release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $250,000.

(v)         change the rights and duties of Agent.

(vi)        permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and five percent (105%) of the Formula Amount.

(vii)       increase the Advance Rates above the Advance Rates in effect on the Closing Date.

(viii)      release any Borrower or Guarantor (other than in accordance with the provisions of this Agreement).

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(c)           In the event that Agent requests the consent of a Lender pursuant to Section 16.2(b) and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers.  In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

(d)           Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to five percent (5%) of the Formula Amount for up to sixty (60) consecutive days (the “Out-of-Formula Loans”).  If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a).  For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral.  In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than five percent (5%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.  Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

(e)           In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent is hereby authorized by Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed the lesser of: (i) one hundred and five percent (105%) of the Formula Amount, and (ii) the Maximum Revolving Advance Amount.

16.3.      Successors and Assigns; Participations; New Lenders.

(a)           This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)           Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”).  Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.  Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property held by such Participant as security for the Participant’s interest in the Advances.

(c)           Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording.  Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)           Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording.  Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose.  Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO.  Each Borrower hereby consents to the addition of such Purchasing CLO.  Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)           Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)           Subject to the provisions set forth in Section 16.15, each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

(g)          Anything herein to the contrary notwithstanding, unless the Obligations are then due in full or a notice of termination of this Agreement has been issued, no Lender may assign or participate any of its interests hereunder to a competitor of any Borrower.  As used herein, the term “competitor” means a Person which derives greater than 50% of its revenues from the same or a similar line of business as any Borrower or any Affiliate of such Person.

(h)          Each Borrower shall be deemed to consent to the addition of a Transferee (and, if applicable, the resulting adjustment of the Revolving Percentages arising from the purchase by a Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents), to the extent such Transferee is Agent or a Lender, or an Affiliate of Agent or any Lender, or to the extent such addition is made during the continuance of any Default or Event of Default.  If no Default or Event of Default is continuing at the time which a Transferee is selected and such Transferee is not Agent or a Lender, or an Affiliate of Agent or any Lender, the transferor Lender shall provide Borrowing Agent with notice of the identity of the proposed Transferee and a five (5) Business Day period to object the identity of the proposed Transferee on any reasonable grounds.  If Borrowing Agent asserts no reasonable written objection to the identity of the proposed Transferee during such period, Borrowers will be deemed to have consented to the addition of such Transferee.  U.S. Bank National Association is an approved Transferee and shall not be subject to the foregoing notice and objection period.

16.4.      Application of Payments.  Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5.      Indemnity.  Each Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 16.5 by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances.  Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 16.5 harmless from and against all liability in connection therewith.

16.6.      Notice.  Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6.  Any Notice shall be effective:

(a)           In the case of hand-delivery, when delivered;

(b)          If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)          In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)          In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)          In the case of electronic transmission, when actually received;

(f)           In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)          If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or PNC at:

PNC Bank, National Association
201 East Fifth Street, 2nd Floor
Mail Stop: B1-BM01-02-1
Cincinnati, Ohio  45202-4135
Attention:	Jeffrey Swartz
Telephone:	(513) 651-8472
Facsimile:	(513) 651-7078

with a copy to:

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention:	Lisa Pierce
Telephone:	(412) 762-6442
Facsimile:	(412) 762-8672

with an additional copy to:

Frost Brown Todd LLC
201 East Fifth Street, Suite 2200
Cincinnati, Ohio   45202
Attention:	Michael J. O’Grady
Telephone:	(513) 651-6482
Facsimile:	(513) 651-6981

(B)	If to a Lender other than Agent, as specified on the signature pages hereof, with a copy to Agent;

(C)	If to Borrowing Agent or any Borrower:

Rocky Brands, Inc.
39 East Canal Street
Nelsonville, Ohio 45764
Attention:	James E. McDonald
Telephone:	(740) 753-9100, ext. 2543
Facsimile:	(740) 753-5555

with a copy to:

Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215
Attention:	Timothy E. Grady
Telephone:	(614) 227-2105
Facsimile:	(614) 227-2100

16.7.      Survival.  The obligations of Borrowers under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h), and 16.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8.      Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.      Expenses.  All reasonable costs and expenses including reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders, or by any Lender on its own behalf: (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower, Guarantor, or any of their respective Subsidiaries, or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, documents and instruments, may be charged to Borrowers’ Account and shall be part of the Obligations.  Notwithstanding the foregoing, no Borrower shall be responsible for any legal fee of Agent’s U.S. counsel incurred to initially establish this Agreement and the Other Documents which exceeds $50,000 in the aggregate.  Such limitation shall not apply to out-of-pocket expenses of U.S. counsel or legal fees or expenses of counsel located outside of the U.S. In addition, Agent may cause appraisals of the Real Property, Inventory and Equipment of Borrowers to be conducted from time to time at Borrowers’ sole cost.  Agent’s right to conduct an Inventory appraisal shall be limited to one (1) such appraisal during any fiscal year.  Inventory appraisals conducted in connection with the establishment of this Agreement, in connection with a Permitted Acquisition, or during the continuance of an Event of Default shall be charged to Borrowers and not be subject to the foregoing limitation.

16.10.    Injunctive Relief.  Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.    Consequential Damages.  Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12.    Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.    Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

16.14.    Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.    Confidentiality; Sharing Information.  Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.  Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.16.    Publicity.  Each Borrower and each Lender hereby authorizes Agent, with the prior approval of Borrowing Agent, to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17.    Certifications From Banks and Participants; US PATRIOT Act.  Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

16.18.    Language.  The parties have requested that this Agreement and the Other Documents be drawn up in the English language.  Les parties ont requis que cette convention ainsi que tous les documents qui y sont envisagés ou qui s'y rapportent soient rédigés en langue anglaise.

16.19.    Judgment Currency.  If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the "Original Currency") into another currency (the "Second Currency"), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, Agent could purchase in the foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, Agent may, in accordance with normal banking procedures, purchase, in the foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify Agent and the Lenders against such loss.

[Signature Pages Follow]

Each of the parties has signed this Revolving Credit, Guaranty, and Security Agreement as of the day and year first above written.

Borrowers:

Rocky Brands, Inc.,
Lifestyle Footwear, Inc.,
Rocky Brands Wholesale LLC,
Lehigh Outfitters, LLC,
Rocky Brands International, LLC,
Rocky Canada, Inc.

By:	/s/ James E. McDonald
James E. McDonald
Executive Vice President and Chief Financial Officer of each Borrower

Signature Page to Revolving Credit, Guaranty, and Security Agreement

PNC Bank, National Association
as Agent and Lender

By:	/s/ Gerald R. Kirpes
Gerald R. Kirpes
Senior Vice President

Address:

PNC Bank, National Association
201 East Fifth Street, 2nd Floor
Mail Stop: B1-BM01-02-1
Cincinnati, Ohio 45202-4135
Attention:	Jeffrey Swartz
Telephone:	(513) 651-8472
Facsimile:	(513) 651-7078

Commitment Percentage: 100%

EXHIBIT 1.2
PNC Business Credit Revolving Credit, Term Loan and Security Agreement
Borrowing Base Certificate

Borrowers: Rocky Brands, Inc.						Certificate #
Lehigh Outfitters, LLC						Period Ended	__/__/__
Lifestyle Footwear, Inc.
Rocky Brands Wholesale, LLC
Rocky Brands International, LLC
Rocky Canada, Inc.

To induce PNC Bank, N. A. ("Agent") to make a loan advance pursuant to the Revolving Credit, Guaranty and Security Agreement
dated as of October 20, 2010, as well as amendments between the undersigned and Lender, we hereby certify as of the above date, the following:

			From	To
Accounts Receivable	1	Previous Certificate AR Balance	__/__/__			$ -
	2	Gross Sales Since Last Certificate	__/__/__	__/__/__	+	$ -
	3	Collections Since Last Certificate	__/__/__	__/__/__	-	$ -
	4	Credits Since Last Certificate	__/__/__	__/__/__	-	$ -
	5	Other Adjustments	__/__/__	__/__/__	+/-	$ -
	6	Total AR Now Being Certified to Bank				$ -
	7	Ineligible AR Per Attached		__/__/__	-	$ -
	7.5	Government receivables included in ineligible				$ -
	8	Net Eligible AR				$ -
	9	AR Availability	__%				$ -

c

Inventory	10	Gross Inventory As Of		__/__/__		$ -
	11	Ineligible Inventory		__/__/__	-	$ -
	12	Net Eligible Inventory				$ -
	13	Inventory Availability:	Various Adv Rates - See Inventory Report detail attached				$ -
	14	Inventory Sub Limit				$ -
	15	Suppressed Inventory Availability					$ -
	16	Adjusted Inventory Availability					$ -

	17	Gross Combined Availability					$ -
	18	Availability Block					$ -
	19	Adjusted Availability Before Line Limit					$ -
	20	Revolver Limit				$ -
	21	Supressed Line Availability					$ -
	22	Net Loan Value					$ -

Loans & Advances	23	Revolver Loan Balance Per Previous Certificate					$ -
	24	Net AR Collections Since Last Certificate			-		$ -
	25	Non-AR Collections Since Last Certificate			-		$ -
	26	Advance Requested			+		$ -
	27	Misc. Loan Adjustment			+/-		$ -
	28	New Loan Balance					$ -
	29	Reserves for Letters of Credit, BA's & Other			+		$ -
	30	Rent Reserves					$ -
	31	Royalty Reserve			+		$ -
	32	Revolver Loans & Reserves					$ -
	33	Loan Availability					$ -
	34	Remaining Revolver Availability				$ -

The undersigned hereby certifies that the above representations are true and correct and subject to all conditions of the Loan and Security Agreement.
We also represent that to the best of our knowledge, there does not exist a condition which may precipitate a default under the terms of the Loan and Security Agreement or any amendment thereto.

			Authorized Signature, Title				Date

Name of Authorized Signer

For Bank Use Only

			Date of Advance				Amount

Exhibit 2.1(a)
REVOLVING CREDIT NOTE

$70,000,000	Dated as of: October 20, 2010

This Revolving Credit Note is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Guaranty, and Security Agreement dated as of the date hereof (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and among Rocky Brands, Inc., an Ohio corporation (“Parent”), Lehigh Outfitters, LLC, a Delaware limited liability company (“Lehigh”), Lifestyle Footwear, Inc., a Delaware corporation (“Lifestyle”), Rocky Brands Wholesale LLC, a Delaware limited liability company (“Rocky Wholesale”), Rocky Brands International, LLC, an Ohio limited liability company (“Rocky International”), and Rocky Canada, Inc., a corporation formed under the federal laws of Canada (“Rocky Canada”) (Parent, Lehigh, Lifestyle, Rocky Wholesale, Rocky International, and Rocky Canada, collectively, the “Borrowers” and individually a “Borrower”), the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).  Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, each Borrower hereby promises to pay to the order of PNC, at the office of Agent located at PNC Bank Center, Two Tower Center, 8th Floor, East Brunswick, New Jersey 08816 or at such other place as Agent may from time to time designate to Borrower in writing:

(i)           the principal sum of SEVENTY MILLION Dollars ($70,000,000) or, if different, from such amount, the unpaid principal balance of PNC’s Commitment Percentage of the Revolving Advances as may be due and owing under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii)          interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Revolving Interest Rate in accordance with the provisions of the Credit Agreement.  In no event, however, shall interest exceed the maximum interest rate permitted by law.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate in accordance with the Credit Agreement.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is secured, inter alia, by the liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

If an Event of Default under Section 10.7 of the Credit Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.  If any other Event of Default shall occur under the Credit Agreement or any of the Loan Documents, which is not cured within any applicable grace period, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be construed and enforced in accordance with the laws of the State of Ohio.

Each Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

SIGNATURE PAGE FOLLOWS

2

SIGNATURE PAGE TO REVOLVING CREDIT NOTE

Rocky Brands, Inc.
Lifestyle Footwear, Inc.
Rocky Brands Wholesale LLC
Lehigh Outfitters, LLC
Rocky Brands International, LLC
Rocky Canada, Inc.

By:
James E. McDonald
Executive Vice President and
Chief Financial Officer of each Borrower

3

Exhibit 4.15(j)

SECURITY AGREEMENT AND ASSIGNMENT OF GOVERNMENT
CONTRACT UNDER ASSIGNMENT OF CLAIMS ACT OF 1940 AS AMENDED

FOR A VALUABLE CONSIDERATION Rocky Brands, Inc., a corporation organized under the laws of the State of Ohio (the “Assignor”) hereby assigns to PNC Bank, National Association, as agent for the Lenders under the Revolving Credit, Guaranty, and Security Agreement by and among Assignor, and the Borrowers and Lenders thereunder, dated as of October 20, 2010 (as amended, restated or modified from time to time, the “Credit Agreement”) whose address is 201 East Fifth Street, 2nd Floor, Mail Stop: B1-BM01-02-1, Cincinnati, Ohio  45202-4135, Attention: Jeffrey Swartz, on behalf of itself, and its successors and assigns (collectively referred to herein as the “Assignee”), as assignee, all of the Collateral described below, to secure the payment and performance of (collectively, the “Obligations”): any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to Lenders or Assignee or to any other direct or indirect subsidiary or affiliate of Assignee or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including the Credit Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Assignee’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Borrower’s Indebtedness and/or liabilities under the Credit Agreement, the Other Documents or under any other agreement between Assignee or Lenders and any Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Assignee and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Assignee or Lenders to perform acts or refrain from taking any action.

Capitalized terms used in this Assignment and not defined herein shall have the meanings set forth in the Credit Agreement.  This Assignment is an “Other Document” as such term is defined in the Credit Agreement.

4

As used in this Assignment, the term “Collateral” means all moneys and claims for money due or to become due to the Assignor from the United States of America (the “Government”), under or arising out of the contract between the Assignor and the Government, dated July 2, 2009, and designated as General Services Administration Blanket Purchase Agreement, BPA No.: GS-07F-BROCB, together with any amendments and supplements thereto (the “Contract”).  The Assignee has or may hereafter, at its option, from time to time enter into various loan, credit or banking transactions with the Assignor for various sums to finance the Assignor’s performance of the Contract.

The Assignor specifically authorizes and directs the Government to make all payments due under the Contract directly to the Assignee and irrevocably appoints the Assignee as it attorney-in-fact to demand, receive, receipt and give acquittance for such amounts which may be or become due or payable or remain unpaid at any time to the Assignor by the Government under and pursuant to the Contract, to endorse any checks, drafts or other orders for the payment of money payable to the Assignor, and, in its discretion, to file any claims or take any action or proceeding, either in its own name or in the name of the Assignor or otherwise, which the Assignee may deem to be necessary or advisable.  It is expressly understood and agreed, however, that the Assignee shall not be required or obligated in any manner to make any demand or to make any inquiry as to the nature or the sufficiency of any payment received by it or to present or file any claims or take any other action to collect or enforce the payment or any amounts which may have been assigned to it or to which it may be entitled.

As and from the date of this Assignment, Assignor hereby agrees that it shall:  (a) take all  reasonable steps to provide for payment by the Government of all amounts payable under the Contract directly to Assignee, including, without limitation:  (i) executing and delivering the Notice of Assignment to the applicable Government contracting officer; and (ii) returning a fully-executed Notice of Assignment to Assignee; (b) take all reasonable steps to perform, observe and permit the exercise and enforcement of the rights of Assignee pursuant to this Assignment; (c) notify Assignee promptly in writing of any breach of this Assignment or the Contract or of non-compliance with any term, condition or covenant contained in this Assignment or the Contract or any other instrument, document or agreement executed in connection herewith; (d) promptly cure or cause to be cured, any defects in the execution and/or delivery of this Assignment or any of the other agreements, instruments or documents executed pursuant hereto or any defects in the validity or enforceability of this Assignment or any other instrument or agreement in connection herewith, and at its own expense, execute and deliver or cause to be executed or delivered, all such instruments, agreements and other documents as Assignee may reasonably require; and (e) to the extent any amount payable under the Contract is paid by the Government to Assignor, hold such amount in trust for Assignee and immediately pay such amount to Assignee or as Assignee may direct.  Until such time as such amount is provided to Assignee, it shall not be co-mingled with funds of Assignor.

5

The Assignor represents and warrants to the Assignee that there is no provision of the Contract which states that the Contract or Assignor’s interest therein is not assignable, and that it has not transferred or assigned the Contract or any right or interest in it and has acquired the release of any encumbrances on the Contract or right or interest in it, and the Assignor agrees that at any time and from time to time, upon the Assignee’s written request, the Assignor will execute and deliver such instruments and documents and do such other acts and things as the Assignee may request in order to further effect the purpose of this Assignment.  The Assignor covenants and agrees with the Assignee that it will perform all of the terms of the Contract.

This Assignment has been delivered and accepted at and will be deemed to have been made in Ohio and will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Ohio, without regard to conflicts of law principles.  Assignor hereby irrevocably agrees and submits to the exclusive jurisdiction of any state or federal court located within Ohio, or, at the option of Assignee in its sole discretion, of any state or federal court(s) located within any other county, state or jurisdiction in which Assignee at any time or from time to time chooses in its sole discretion to bring an action or otherwise exercise a right or remedy, and Assignor waives any objection based on forum non conveniens and any objection to venue of any such action or proceeding.

Executed as of the 20th day of October, 2010.

Witnesses:	Assignor:

Rocky Brands, Inc.

By:
James E. McDonald
Executive Vice President and
Chief Financial Officer

6

STATE OF OHIO	)

                                                 ss.

COUNTY OF ___________	)

On this ___ day of October, 2010, acknowledged before me by James E. McDonald, the duly authorized Executive Vice President and Chief Financial Officer of Rocky Brands, Inc., an Ohio corporation, who executed the foregoing instrument on behalf of said corporation.

Notary Public

7

NOTICE OF ASSIGNMENT

To:
Date:

Re:	BPA No.: GS-07F-BROCB

Made by the United States of America

Department

Division

with	Rocky Brands, Inc.
(Name of Contractor

39 East Canal Street

Nelsonville, Ohio 45764
(Address of Contractor)

dated

8

PLEASE TAKE NOTICE that the moneys due or to become due under the contract described above have been assigned to the undersigned pursuant to the provisions of the Assignment of Claims Act of 1940, as amended, 31 U.S.C. 3727, 41 U.S.C. 15.

A true copy of the instrument of assignment is attached to this notice.

All payments due or to become due under such contract should be made to the assignee.

Please return to the undersigned one enclosed copy of this notice with appropriate notations showing the date and hour of receipt and duly signed by the person acknowledging receipt on behalf of the addressee.

Very truly yours,

PNC Bank, National Association, as Agent

By:

Its:

(Name Printed)

9

Receipt is hereby acknowledged of this notice and a copy of the instrument of assignment.

These were received at _____________ a.m./p.m. on ___________________.

(Signature)
On behalf of

10

Exhibit 8.1(i)

FINANCIAL CONDITION CERTIFICATE

The undersigned hereby certifies on behalf of Rocky Brands, Inc., a corporation organized under the laws of the State of Ohio, Lehigh Outfitters, LLC, a Delaware limited liability company, Lifestyle Footwear, Inc., a Delaware corporation, Rocky Brands Wholesale LLC, a Delaware limited liability company, Rocky Brands International, LLC, an Ohio limited liability company, and Rocky Canada, Inc., a corporation formed under the federal laws of Canada, in my capacity as an officer of each of the foregoing (each, a “Borrower” and collectively, the “Borrowers”), and not in my individual capacity, to PNC Bank, National Association, as agent for Lenders (the “Agent”) under the Revolving Credit, Guaranty, and Security Agreement among Agent, and the Borrowers and Lenders thereunder dated as of the date hereof (as amended, restated or modified from time to time, the “Credit Agreement”) that:

1.            I am the duly elected, qualified and acting authorized officer of each Borrower.

2.            I am familiar with the business and financial affairs of the Borrowers, including, without limiting the generality of the foregoing, the matters hereinafter described.

3.            This Certificate is made and delivered to Agent for the purpose of inducing Lenders to advance monies and extend credit and other financial accommodations to the Borrowers pursuant to the Credit Agreement and the other loan documents (together with the Credit Agreement, the “Loan Documents”). All capitalized terms used herein which are not defined shall have the meanings given to them in the Credit Agreement.

4.            I have reviewed the following and am familiar with the process pursuant to which they were generated:

Consolidated balance sheets of the Borrowers and such other Persons described therein as of December 31, 2009, for the period ended on such date (the “Financial Statements”), accompanied by reports thereon containing opinions without qualification by independent public accountants.

11

5.            The Financial Statements fairly present in all material respects the assets, liabilities, and net worth of the Borrowers as of the date of the Financial Statements.

6.            Immediately following the execution of the Loan Documents, the Borrowers are Solvent.

Dated as of October 20, 2010.

By:
James E. McDonald

Executive Vice President and Chief Financial Officer of each Borrower

12

Exhibit 16.3

COMMITMENT TRANSFER SUPPLEMENT, dated as of _____________, 20__, among PNC Bank, National Association (the “Transferor Lender”), __________ (“Purchasing Lender”), and PNC Bank, National Association, as agent for the Lenders under the Revolving Credit, Guaranty, and Security Agreement described below (in such capacity, the “Agent”).

WITNESSETH

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with Section 16.3 of that certain Revolving Credit, Guaranty, and Security Agreement dated as of October 20, 2010 among by and among Rocky Brands, Inc., an Ohio corporation (“Parent”), Lehigh Outfitters, LLC, a Delaware limited liability company (“Lehigh”), Lifestyle Footwear, Inc., a Delaware corporation (“Lifestyle”), Rocky Brands Wholesale LLC, a Delaware limited liability company (“Rocky Wholesale”), Rocky Brands International, LLC, an Ohio limited liability company (“Rocky International”), and Rocky Canada, Inc., a corporation formed under the federal laws of Canada (“Rocky Canada”) (Parent, Lehigh, Lifestyle, Rocky Wholesale, Rocky International, and Rocky Canada, collectively, the “Borrowers” and individually a “Borrower”), the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association (“PNC”), as Agent (as same has been or may be amended, supplemented or otherwise modified in accordance with the terms thereof, the “Credit Agreement”);

WHEREAS, Purchasing Lender wishes to become a Lender party to the Credit Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to Purchasing Lender rights, obligations and commitments under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           All capitalized terms used herein that are not defined shall have the meanings given to them in the Credit Agreement.

2.           Upon receipt by the Agent of four counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and Agent, Agent will transmit to Transferor Lender and Purchasing Lender a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”).  Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date unless otherwise noted therein, shall not be earlier than the first Business Day following the date such Transfer Effective Notice is received.  From and after the Transfer Effective Date, Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.

13

3.           At or before 12:00 Noon (Eastern time) on the Transfer Effective Date Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between Transferor Lender and such Purchasing Lender (the “Purchase Price”), of the portion of the Advances being purchased by such Purchasing Lender (such Purchasing Lender’s “Purchased Percentage”) of the outstanding Advances and other amounts owing to the Transferor Lender under the Credit Agreement, and the Note(s).  Effective upon receipt by Transferor Lender of the Purchase Price from a Purchasing Lender, Transferor Lender hereby irrevocably sells, assigns and transfers to such Purchasing Lender, without recourse, representation or warranty, and Purchasing Lender hereby irrevocably purchases, takes and assumes from Transferor Lender, such Purchasing Lender’s Purchased Percentage of the Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Note(s) together with all instruments, documents and collateral security pertaining thereto.

4.           Transferor Lender has made arrangements with Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Transferor Lender pursuant to the Credit Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates of payment, by such Purchasing Lender to Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Credit Agreement from and after the Transfer Effective Date.

5.           (a)           All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Credit Agreement and the Note(s) shall, instead, be payable to or for the account of Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(b)           All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Credit Agreement and the Note(s) shall, instead, accrue for the account of, and be payable to, Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.  In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, Transferor Lender and Purchasing Lender will make appropriate arrangements for payment by Transferor Lender to such Purchasing Lender of such amount upon receipt thereof from Borrowers.

6.           Concurrently with the execution and delivery hereof, Transferor Lender will provide to Purchasing Lender conformed copies of the Credit Agreement and all related documents delivered to Transferor Lender.

7.           Each of the parties to this Commitment Transfer Supplement agrees that at any time, and from time to time, upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

14

8.           By executing and delivering this Commitment Transfer Supplement, Transferor Lender and Purchasing Lender confirm to and agree with each other, Agent and Lenders as follows:  (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any security interests, liens or adverse claim, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by Borrowers in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Note(s) or any other instrument or document furnished pursuant thereto;  (ii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their Obligations under the Credit Agreement, the Note(s) or any other instrument or document furnished pursuant hereto;  (iii)  Purchasing Lender confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) Purchasing Lender will, independently and without reliance upon Agent,  Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement;  (v)  Purchasing Lender appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof;  (vi) Purchasing Lender agrees that it will perform all of its respective obligations as set forth in the Credit Agreement to be performed by each as a Lender; and (vii) Purchasing Lender represents and warrants to Transferor Lender, Lenders, Agent, and Borrowers that it is either (x) entitled to the benefits of an  income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Borrowers under the Credit Agreement and Other Documents or (y) is engaged in trade or business within the United States of America.

9.           Schedule I hereto sets forth the revised Commitment Percentages of Transferor Lender and the Commitment Percentage of Purchasing Lender as well as administrative information with respect to Purchasing Lender.

10.         This Commitment Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

15

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on the date set forth above.

PNC BANK, NATIONAL ASSOCIATION
as Transferor Lender

By:
Print Name:
Title:

as Purchasing Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION
as Agent

By:
Print Name:
Title:

Signature Page to Commitment Transfer Supplement

SCHEDULE I TO COMMITMENT TRANSFER SUPPLEMENT

LIST OF OFFICES, ADDRESSES FOR NOTICES AND COMMITMENT AMOUNTS

PNC Bank, National Association	Revised Commitment Amount Revised Commitment Percentage	$ %

_______________	Commitment Amount Revolving Percentage	$ %
Addresses for Notices for _______________ _______________ _______________ Attention: _______ Telephone: Telecopier: cc: Borrowing Agent

2

SCHEDULE II TO COMMITMENT TRANSFER SUPPLEMENT

[Form of Transfer Effective Notice]

To:                                          , as Transferor Lender and                                                                                    , as Purchasing Lender:

The undersigned, as Agent under the Revolving Credit, Guaranty, and Security Agreement dated as of October 20, 2010 among Rocky Brands, Inc., an Ohio corporation (“Parent”), Lehigh Outfitters, LLC, a Delaware limited liability company (“Lehigh”), Lifestyle Footwear, Inc., a Delaware corporation (“Lifestyle”), Rocky Brands Wholesale LLC, a Delaware limited liability company (“Rocky Wholesale”), Rocky Brands International, LLC, an Ohio limited liability company (“Rocky International”), and Rocky Canada, Inc., a corporation formed under the federal laws of Canada (“Rocky Canada”) (Parent, Lehigh, Lifestyle, Rocky Wholesale, Rocky International, and Rocky Canada, collectively, the “Borrowers” and individually a “Borrower”), the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association (“PNC”), as Agent (as same has been or may be amended, supplemented or otherwise modified in accordance with the terms thereof, the “Credit Agreement”), acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto.  [Note:  Attach copy of Commitment Transfer Supplement.]  Terms defined in such Commitment Transfer Supplement are used herein as therein defined.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [Insert date of Transfer Effective Notice].

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Print Name:
Title:

ACCEPTED FOR RECORDATION IN REGISTER:

cc:  Borrowing Agent

1

Transfer Effective Notice

To:  PNC Bank, National Association, as Transferor Lender and ______________, as Purchasing Lender:

The undersigned, as Agent under the Revolving Credit, Guaranty, and Security Agreement dated as of October 20, 2010 among Rocky Brands, Inc., an Ohio corporation (“Parent”), Lehigh Outfitters, LLC, a Delaware limited liability company (“Lehigh”), Lifestyle Footwear, Inc., a Delaware corporation (“Lifestyle”), Rocky Brands Wholesale LLC, a Delaware limited liability company (“Rocky Wholesale”), Rocky Brands International, LLC, an Ohio limited liability company (“Rocky International”), and Rocky Canada, Inc., a corporation formed under the federal laws of Canada (“Rocky Canada”) (Parent, Lehigh, Lifestyle, Rocky Wholesale, Rocky International, and Rocky Canada, collectively, the “Borrowers” and individually a “Borrower”), the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association (“PNC”), as Agent (as same has been or may be amended, supplemented or otherwise modified in accordance with the terms thereof, the “Credit Agreement”), acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be ____________.

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Print Name:
Title:

ACCEPTED FOR RECORDATION IN REGISTER:

2

SCHEDULES TO REVOLVING CREDIT, GUARANTY AND SECURITY AGREEMENT

Dated as of October 20, 2010

Introduction:

For purposes of this introduction, the term “Schedules” shall include the following:

SCHEDULE 1.2(a)	-	Permitted Encumbrances

SCHEDULE 4.5	-	Real Property, Equipment, Books and Records, and Inventory Locations

SCHEDULE 4.11	-	Insurance

SCHEDULE 4.15 (c)	-	Chief Executive Offices and Location of Books and Records

SCHEDULE 4.15 (h)	-	Deposit and Investment Accounts

SCHEDULE 4.15 (j)	-	Government Contracts

SCHEDULE 5.1	-	Consents

SCHEDULE 5.2(a)	-	States of Qualification and Good Standing

SCHEDULE 5.2 (b)	-	Equity Interests; Subsidiaries

SCHEDULE 5.4	-	Federal Tax Identification Number

SCHEDULE 5.5(a)	-	Financial Projections

SCHEDULE 5.6	-	Prior Names

SCHEDULE 5.7	-	OSHA and Environmental Compliance

SCHEDULE 5.8(d)	-	ERISA Plans

SCHEDULE 5.9	-	Intellectual Property, Source Code Escrow Agreements

SCHEDULE 5.10	-	Licenses and Permits

SCHEDULE 5.12	-	Material Contracts

SCHEDULE 5.14	-	Labor Disputes

3

SCHEDULE 7.3	-	Guarantees

SCHEDULE 7.8	-	Indebtedness

Unless otherwise defined in these Schedules, all capitalized terms used herein shall have the meanings ascribed to them in the Revolving Credit, Guaranty and Security Agreement dated October 20, 2010 (the “Agreement”) by, between and among Rocky Brands, Inc., Lifestyle Footwear, Inc., Rocky Brands Wholesale LLC, Lehigh Outfitters, LLC, Rocky Brands International, LLC, and Rocky Canada, Inc. (collectively, the “Borrowers”), the Guarantors (as defined in the Agreement), the Lenders (as defined in the Agreement), and PNC Bank, National Association, in its capacity as agent for the Lenders (hereinafter referred to in such capacity as the “Agent”).

Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. In no event shall the listing of such matters in these Schedules be deemed or interpreted to broaden or otherwise amplify the Borrowers’ representations, warranties, covenants or agreements contained in the Agreement.

The headings contained in these Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement or these Schedules.  A disclosure with respect to any one matter contained herein shall be deemed a disclosure with respect to all other matters.

4

Schedule 1.2(a)

Permitted Encumbrances

A.	All Loan Parties

Liens on real estate in which a Loan Party is lessee

B.	Rocky Brands, Inc.

Secured Party	Collateral
GE Capital Business Asset Funding Corporation
Real Estate, fixtures and other property in connection with real properties in Athens County and Hocking County, Ohio, including without limitation that collateral further described in Financing Statement number AP0207801 filed with the Ohio Secretary of State, Financing Statement number 200000000069/200000000508 filed with the Hocking County, Ohio Recorder, Financing Statement numbers 20000000000-1/20000000000-2 and 20000000000-3 /20000000000-8 filed with the Athens County, Recorder, and in certain Open-End Mortgages, Security Agreements, Assignments of Rents and Leases and Fixture Filings in Hocking and Athens Counties.

GMAC Business Credit LLC, as Agent	All business assets pursuant to Ohio UCC File No. OH00085290266 (to be released pursuant to payoff letter)
Laminar Direct Capital L.P., as Agent	All business assets pursuant to Ohio UCC File No. OH00115607115 (to be released pursuant to payoff letter)
Worthern Industries	Leased glue machines
W.L. Gore	Leased centrifugal testers ES & FS, seam sealers, boot dryers
Xerox Capital Services LLC	DC242 (2); WCP265; W5150 (3); W5135 (2), W5665 (2), W5655 (3)
Dell Financial Services, L.P.	Computer equipment and peripherals financed pursuant to a certain revolving credit account, insurance and other proceeds
Androscoggin Savings Bank and Pamco Machine Company, Inc.	Toe laster and proceeds

Pitney Bowes Credit Corporation	Leased equipment further described in Financing Statement number 1995001177 filed in Broome County, NY
Bank of America	Cash Collateral to secure Bank of America letters of credit in favor of Gelco Corporation and Pacific Employers Insurance Company
Crown Credit	Leased equipment (forklifts and batteries) pursuant to Ohio UCC File No. OH00135740666
USM	High Speed Stitcher, Heel Laster
Bank of America	Lien on Cash Collateral Account

C.	Lifestyle Footwear, Inc.

Secured Party	Collateral
GMAC Business Credit LLC, as Agent	All business assets pursuant to Delaware UCC File No. 5003316 8 (to be released pursuant to payoff letter)
Laminar Direct Capital L.P., as Agent	All business assets pursuant to Delaware UCC File No. 2007 1977528 (to be released pursuant to payoff letter)

D.	Rocky Brands Wholesale LLC

Secured Party	Collateral
GMAC Business Credit LLC, as Agent	All business assets pursuant to Delaware UCC File No. 5003304 4 (to be released pursuant to payoff letter)
GMAC Business Credit LLC, as Agent	All business assets pursuant to Delaware UCC File No. 5003310 1 (to be released pursuant to payoff letter)

Secured Party	Collateral
GMAC Business Credit LLC, as Agent	All business assets pursuant to Delaware UCC File No. 5003313 5 (to be released pursuant to payoff letter)
Laminar Direct Capital L.P., as Agent	All business assets pursuant to Delaware UCC File No. 2007 1978096 (to be released pursuant to payoff letter)

E.	Lehigh Outfitters, LLC

Secured Party	Collateral
Navistar Leasing Company Hardco Leasing Company, Inc.	Various leased motor vehicles
Key Equipment Finance	Various leased motor vehicles (In process of purchasing these vehicles)
Xerox	W5632, W5665, W5150
GMAC Business Credit LLC, as Agent	All business assets pursuant to Delaware UCC File No. 5003297 0 (to be released pursuant to payoff letter)
GMAC Business Credit LLC, as Agent	All business assets pursuant to Delaware UCC File No. 5003302 8 (to be released pursuant to payoff letter)
GMAC Business Credit LLC, as Agent	All business assets pursuant to Delaware UCC File No. 5003305 1 (to be released pursuant to payoff letter)
Laminar Direct Capital L.P., as Agent	All business assets pursuant to Delaware UCC File No. 2007 1978104 (to be released pursuant to payoff letter)

F.	Rocky Brands International, LLC

Secured Party	Collateral
GMAC Business Credit LLC, as Agent	All business assets pursuant to Ohio UCC File No. OH00130636872 (to be released pursuant to payoff letter)
GMAC Business Credit LLC, as Agent	All business assets pursuant to Ohio UCC File No. OH00130668152 (to be released pursuant to payoff letter)
Laminar Direct Capital LLC, as Agent	All business assets pursuant to Ohio UCC File No. OH00130798319 (to be released pursuant to payoff letter)

G.	Rocky Canada, Inc.

Secured Party	Collateral
DeLage Landen Financial Services, Inc.	Leased equipment

Schedule 4.5

Real Property, Equipment, Books and Records, and Inventory Locations

A.	Rocky Brands, Inc.

1.	Owned Real Property

39 East Canal Street
Nelsonville, OH  45764
(Chief Executive Office of Rocky Brands, Inc., Rocky Brands Wholesale LLC, Lehigh Outfitters, LLC and Rocky Brands International, LLC)

29 Fayette St.
Nelsonville, OH 45764

2.	Leased Real Property – None

B.	Lifestyle Footwear, Inc.

1.	Owned Real Property – None

2.	Leased Real Property

Road 125 KM 3.8 BO Pueblo Industrial Park
Moca, PR  00676-0728
Landlord: Puerto Rico Industrial Development Company
Juan Ramos Aponte, PRIDCO Business Development Officer
P.O. Box 362350, San Juan, PR 00936-2350
Chief Executive Office

C.	Rocky Brands Wholesale LLC

1.	Owned Real Property

37601 Rocky Boots Way
Logan, OH  43138
(aka Rt. 33 & Rt. 595, Haydenville, OH)

2.	Leased Real Property

Denver Merchandise Mart
451 East 58th Street
Denver, CO  80216

3.	Other Locations

FST Logistics (3rd party location)
5400 Renner Road
Columbus, OH 43228

Various inventory consignment locations with Raven Rock
Its principal office located at South Park Office Complex,
7610 McEwen Rd., Dayton, Ohio 45459

D.	Lehigh Outfitters, LLC

1.	Owned Real Property

42-45 East Canal Street
Nelsonville, OH 45764

901 Franklin Street E
Endicott, NY 13761
(vacant lot)

2.	Leased Real Property

7250 Bandini Blvd., Unit 102
Commerce, CA  90040

3890 Kipling Street,
Wheat Ridge, CO  80033

1130 North Nimitz Highway, Suite A-122
Honolulu, HI  96817

2415 Monroe Road
DePere, WI  54115
Landlord:  Olson Management
1201 Ohare Blvd., DePere, WI  54115

Three Progress Avenue
Nashua, NH 03062

3240 Peach Orchard Rd., Suite 6
Augusta, GA  30906

703 E. Ordnance Road, Suite 610
Baltimore, MD  21226

131 Harbison Blvd.
Columbia, SC  29212
Landlord:  Insite Columbia, L.L.C.
1603 West Sixteenth Street, Oak Brook, IL  60523, Attn:  Ginny Lunsford

2837 W. McDowell Road
Phoenix, AZ  85009

9001 Spencer Hwy. Suite J
LaPorte, TX 77571
Landlord: Deer Park Station Limited Partnership
Cencor Realty Services, Property Manager, 1800 Bering Drive, Suite 550, Houston, TX  77057, Attn:  Alisha Santos

2899 Business Park Drive
Building B
Memphis, TN 38118

63 Washington Ave
North Haven, CT 06473

4450 Steubenville Pike
Pittsburgh, PA  15205

3.	Other Locations

FST Logistics (3rd party location)
5400 Renner Road
Columbus, OH 43228

E.	Rocky Canada, Inc.

1.	Owned Real Property - None

2.	Leased Real Property

50 Northland Rd., Unit 3
Waterloo, ON N2V 1N2 Canada

Landlord:  Fercan Developments Inc.
193 King St East #200, Toronto, Ontario  M5A 1J5, Canada;
Attn:  Dean Verzin
Chief Executive Office

F.	Lehigh Outfitters, LLC Storage (Shuttle) Locations:

Rhino Self Storage, Unit 398
5405 South Desert Blvd., El Paso, TX  79932

Westland Self Storage, Unit 366
4724 S. Creyts Rd., Lansing, MI  48917

TRIAD Moving & Storage, Unit F
1227 South Park Drive,
Kernersville, NC  27284

U-Store It Storage, Unit M42
920 W. Chatham Street, Cary, NC  27511

U-Haul Center, Unit RM #1467
9136 Wilkinson Blvd., Charlotte, NC  28214

7th Street Storage, Units 1606/5335
2060 W. 7th Street, St. Paul, MN  55116

Uncle Bob’s Self Storage Unit #100
22195 Timberlake Road, Lynchburg, VA  24502

Lackland Self Storage, Unit #40
777 Mantua Grove Rd.,
West Deptford, NJ  08066

Public Storage Unit #5009
4801 South Semoran Ave., Orlando, FL  32822

Devon Self Storage, Unit CD49
5330 Jefferson Highway, Harahan, LA  70123

Extra Space Storage, Unit 818
7400 West Mcnab Road, North Lauderdale, FL  33068

TTS Park Associates Storage, Unit B16
8602 Temple Terrace Hwy., Tampa, FL  33637

Public Storage, Unit #3008
20909 Western Avenue, Chicago Heights, IL  60411

Public Storage, Unit #5023
20909 Western Avenue, Chicago Heights, IL  60411

Alabama Storage, Unit #59
1588 Carson Road North, Birmingham, AL  35071

Alabama Storage, Unit #99
1588 Carson Road North, Birmingham, AL  35071

Advantage Self Storage, Unit 18
2938 Walden Avenue, Depew, NY  14043

Storage Zone Self Storage, Unit D20
2939 Chenoweth Road, Akron, OH  44312

Airport Mini Storage, Unit 219
4961 Old Grayton Road, Cleveland, OH  44135

Aamerican Self Storage, Unit G12
725 Metker, Irving, TX  75062

Storage One, Unit 1042
2101 Rock Springs Drive, Las Vegas, NV  89128

Storage One, Unit 1043
2101 Rock Springs Drive, Las Vegas, NV  89128

Airport Mini Storage, Unit #238
4811 69th Avenue, Millan, IL  61264

U-Haul Center of Woodside, Unit #2220
2645 Brooklyn Queens Expressway West
Woodside, NY  11377

U-Haul Center of Woodside, Unit #2224
2645 Brooklyn Queens Expressway West
Woodside, NY  11377

Storage Plus Self Storage, Unit J13- J16
820 East 5400 South, Murray, UT  84118

Extra Space Storage, Unit B546
2000 Dolittle Drive, San Leandro, CA  94577

Security Public Storage, Unit #224
1401 Woodland Avenue, Modesto, CA  95331

AA Northland Stor-All, Unit #420
5150 NW Waukomis Drive, Kansas City, MO  64151

Home Improvement Gallery
52 Freemans Bridge Road, Scotia, NY  12302

U Store IT Storage, Unit N020
8713 Unicorn Dr., Knoxville, TN  37923

Safeland Storage
1310 39th Avenue S.E., Puyallup, WA  98374

America Stores-IT
774 Malden Road, Mattydale, NY  13211

1st American Storage NW, Unit #708
1850 Ephrimiham, Fort Worth, TX  76164

General Storage, Unit #C58
1371 S. Zach Hinton Parkway
McDonough, GA 30253

Extra Space Storage, Unit 636
4257 Buford Drive, Buford, GA 30518

Extra Space Storage, Unit #102
6708 Preston Hwy
Louisville, KY 40219

G.           Lehigh Outfitters, LLC Commissary Locations (stores in employer/customer places of business):

AK Steel, Store 5381
AK Steel, 4000 US 23 N, Ashland, KY  41101

AK Steel, Store 5398
1801 Crawford Street
Middletown, OH  45043

Alcoa, Store 5388
1100 E. Hunt Road, Bldg. 864
Alcoa, TN  37701

Puget Sound Naval Shipyard, Store 5392
1400 Farragut Ave. Bremerton, WA  98314

Invista, Camden, Store 5300
US Route 1, H Street, Camden, SC  29020

IBM Endicott, Store 5382
c/o Robert Pewterbaugh
1701 North St., Bldg. 42, Floor 1, Endicott, NY  13760

IBM Rochester, Store 5355
3605 Hwy 52 North
Rochester, MN  55901

Texas Instruments, Store 5389
Lehigh SS Commissary
13536 N. Central Expy, Dallas, TX  75243

Texas Instruments, Store 5395
13121 TI BLVD, Dallas, TX  75243

GE Wilmington, Store 5360
3901 Castle Hayne Rd., Wilmington, NC  28401

Schedule 4.11

Insurance

See Annex 4.11.

Schedule 4.15(c)

Chief Executive Offices and Location of Books and Records

Rocky Brands, Inc.
Rocky Brands Wholesale LLC
Lehigh Outfitters, LLC
Rocky Brands International, LLC

Chief Executive Office and Location of Books and Records:
39 East Canal Street
Nelsonville, OH 45764

Lifestyle Footwear, Inc.
Chief Executive Office:
Road 125 KM 3.8 BO
Pueblo Industrial Park
Moca, PR  00676-0728

Location of Books and Records:
39 East Canal Street
Nelsonville, OH 45764

Rocky Canada, Inc.

Chief Executive Office:
50 Northland Rd., Unit 3
Waterloo, ON N2V 1N2
Canada

Location of Books and Records:
39 East Canal Street
Nelsonville, OH 45764

Schedule 4.15(h)

Deposit and Investment Accounts

Comerica Bank
P.O. Box 75000
Detroit, MI 48275-8149

Name on Account:	Rocky Brands, Inc.
Type of Account:	Comerica Operation Account
Account Number:

Name on Account:	Rocky Brands, Inc.
Type of Account:	Comerica Controlled Disbursement Account
Account Number:

Name on Account:	Rocky Brands, Inc.
Type of Account:	Comerica Cash Collateral Account
Account Number:

Name on Account:	Rocky Brands Retail LLC/Rocky Brands Wholesale LLC
Type of Account:	Comerica Controlled Disbursement Account
Account Number:

Name on Account:	Rocky Brands, Inc.
Type of Account:	Comerica Merchant Account
Account Number:

First National Bank
11 Public Square
Nelsonville, OH 45764

Name on Account:	Rocky Brands, Inc.
Type of Account:	FNB Operating Account
Account Number:

Name on Account:	Rocky Brands, Inc.
Type of Account:	FNB Credit Card Account
Account Number:

Name on Account:	Rocky Brands, Inc. Payroll
Type of Account:	FNB Payroll Account
Account Number:

Bank of America
Name on Account:	Rocky Brands, Inc.
Type of Account:	(Security for Letters of Credit)

Banco Popular
P.O. Box 362708
San Juan, Puerto Rico 00936-2708

Name on Account:	Lifestyle Footwear Inc.
Type of Account:	General Account
Account Number:

Name on Account:	Lifestyle Footwear Inc.
Type of Account:	Payroll Account
Account Number:

Comerica Bank Canada (RBC)
315 Front St W-3rd Flr
Toronto, Ontario, Canada M5V 3A4

Name on Account:	Rocky Canada, Inc.
Type of Account:	Operating/Lockbox
Account Number:

Mellon Bank
Mellon Client Service Center
Room 154-1320
500 Ross Street
Pittsburgh, PA 15262-0001

Name on Account:	Rocky Brands Retail LLC
Type of Account:	Lockbox
Account Number:

Lehigh Outfitters, LLC (formerly Rocky Brands Retail LLC; Lehigh Safety Shoe Co. LLC) shoe center bank accounts:

(a)	Bank of Hawaii Account #s

(b)	Citizens Bank Account #s

(c)	Citywide Bank Account #

(d)	First Citizens Bank Account #s

(e)	Nicolet National Bank #

(f)	Regions Bank #s

(g)	M&T Bank #

(h)	Wachovia Bank #

(i)	Wells Fargo Account #s

(j)	JP MorganChase Bank Account #s

(k)	The Lyons National Bank Account #

(l)	Bank of America #s

(m)	PNC Bank #

Schedule 4.15(j)

Government Contracts

General Services Administration (GSA) Blanket Purchase Agreement with Rocky Brands, Inc., BPA No. GS-07F-BROCB dated July 2, 2009 for Insulated Combat Boots

Schedule 5.1

Consents

None

Schedule 5.2(a)

States of Qualification and Good Standing

A.           Rocky Brands, Inc., an Ohio corporation

OH, VA

B.           Lifestyle Footwear, Inc., a Delaware corporation

DE, Puerto Rico

C.           Rocky Brands Wholesale LLC, a Delaware limited liability company

DE, AZ, GA, IA, LA, NY, OH, SC, TN, UT and WV

D.           Lehigh Outfitters, LLC, a Delaware limited liability company

DE, AL, AZ, AR, CA, CO, CT, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WI, WV, WY, Puerto Rico

E.           Rocky Brands International, LLC, an Ohio limited liability company

OH

F.           Rocky Canada, Inc., an Ontario corporation

Ontario

Schedule 5.2(b)

Equity Interests; Subsidiaries

1.  Subsidiaries of Rocky Brands, Inc., an Ohio Corporation, Charter Number 821674:

Name of Subsidiary/Jurisdiction of Organization/Charter Number	Amount of Equity Interest	Percentage of Equity Interest

Lifestyle Footwear, Inc., a Delaware corporation, Charter Number 2109896	2,000 shares of common stock	100%

Rocky Brands Wholesale LLC, a Delaware limited liability company, Charter Number 3182983	100 Class A Common Units	100%

Lehigh Outfitters, LLC, a Delaware limited liability company, Charter Number 3182836	100 Class A Common Units	100%

Rocky Brands International, LLC, an Ohio limited liability company, Charter Number 1776364	Ownership interests are not certificated	100%

Five Star Enterprises Ltd., a Cayman Islands corporation, Charter Number 26239	5,000 common shares	100%

Rocky Canada, Inc., an Ontario corporation, Ontario Corporation No. 1580946	100 common shares	100%

EJ Asia Limited, a Hong Kong corporation (Inactive, in process of dissolution)	9,999 ordinary shares	99.99%

2.  The above Subsidiaries of Rocky Brands, Inc. do not have any Subsidiaries.

3.	Various promissory installment notes from time to time from customers that are experiencing financial difficulties.

Schedule 5.4

Federal Tax Identification Number

A.           Rocky Brands, Inc.:  31-1364046

B.           Lifestyle Footwear, Inc.:  66-0448782

C.           Rocky Brands Wholesale LLC:  22-3709787

D.           Lehigh Outfitters, LLC fka Rocky Brands Retail LLC:  22-3709780

E.           Rocky Brands International, LLC:  26-2704869

F.           Rocky Canada, Inc.: 88284 6603 RC0001

Schedule 5.5(a)

Financial Projections

[See attached]

Schedule 5.6

Prior Names

CURRENT NAME	PREVIOUS NAMES After December 31, 2006

Rocky Brands, Inc.	None

Lifestyle Footwear, Inc.	None

Rocky Brands Wholesale LLC	None

Lehigh Outfitters, LLC	Rocky Brands Retail LLC

Rocky Brands International, LLC	None

Rocky Canada, Inc.	None

Schedule 5.7

OSHA and Environmental Compliance

None

Schedule 5.8(d)

ERISA Plans

1. Noncontributory Defined Benefit Pension Plan

2. 401(k) Savings Plan

3.  Rocky Brands, Inc. Retirement Plan

Schedule 5.9

Intellectual Property, Source Code Escrow Agreements

See Annex 5.9.

Schedule 5.10

Licenses and Permits

(a)
Trademark License Agreement between Chromalloy Men’s Apparel Group, Inc (now known as After Six Inc.) and EJ Footwear Corp. dated October 7, 1997, as amended from time to time, including without limitation, a certain Amendment to License Agreement effective June 30, 2010 by After Six LLC and Rocky Brands Wholesale LLC

(b)	Trademark License Agreement between W. L. Gore & Associates, Inc., W. L. Gore & Associates GmbH, and Rocky Shoes & Boots, Inc. dated July 11, 2001

(c)	Trademark License among W.L. Gore & Associates, Inc., W.L. Gore & Associates GmbH, Japan Gore-Tex, Inc. and Georgia Boot LLC dated May 20, 2002

(d)	License Agreement between Williamson-Dickie Manufacturing Company and Georgia Boot LLC dated January 2004, as amended

(e)
Distribution Agreement (Occupational and Safety Footwear) between Gear Six Technologies LLC and Rocky Brands, Inc. dated June 13, 2006, as amended by (i) a First Amendment to Distribution Agreement dated April 18, 2007 (MICHELIN), and (ii) a Second Amendment to Distribution Agreement  (Occupational and Safety Footwear) dated November 20, 2008

(f)	Agreement between Rocky Brands, Inc. and FLOW Formal Alliance LLC dated September 1, 2007

(g)	License Agreement Copyright and Trademark between Haas Outdoors, Inc. and Rocky Brands, Inc. dated May 29, 2009 (Mossy Oak)

Schedule 5.12

Material Contracts

None

Schedule 5.14

Labor Disputes

None

Schedule 7.3

Guarantees

None

Schedule 7.8

Indebtedness

1.	Rocky Brands, Inc. obligations to General Electric Capital Business Asset Funding Corporation:

a.	$1,050,000 promissory note dated December 30, 1999

b.	$3,750,000 promissory note dated January 28, 2000

2.	Letters of Credit

a.
Irrevocable Standby Letter of Credit.  Issuer:  Bank of America; Beneficiary: Pacific Employers Insurance Company; Workers Comp; Approximately $800,000; expired on  January 27, 2007,  subject to extension.  Current balance is $50,000.

b.
Irrevocable Standby Letter of Credit.  Issuer:  Bank of America; Beneficiary: GELCO Corp. D/B/A GE Fleet; Approximately $590,000; expired on March 31, 2009,  subject to extension.  Current balance is $475,000.

3.	Capital Lease Obligations

None

4.	Dell Financial Services, L.P. revolving credit account for equipment purchases

5.	Androscoggin Savings Bank and Pamco Machine